UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐ Soliciting Material Pursuant to §240.14a-12
TRUPANION, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LETTER TO OUR STOCKHOLDERS
April 29, 2021
Dear Trupanion Stockholders,
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the Annual Meeting) of Trupanion, Inc. (the Company or Trupanion).
The Company is required to hold an Annual Meeting each year and the Company endeavors to make this a major event that maximizes in-person engagement with stockholders. As of the date of this letter, Trupanion, like most other companies, is practicing social distancing, as recommended or mandated by federal, state and local governments, including by having our employees operate on a work-from-home basis as the world continues to struggle with the impact of COVID-19. However, given vaccine rollouts, we are making preparations to host the Annual Meeting in-person with appropriate precautions, and we encourage those who want to participate with us in-person to please join us at our offices for this year's Annual Meeting. For those not comfortable meeting in person, as an alternative, we will also be holding the interactive portions of this year’s Annual Meeting, other than the voting and tabulation of votes, via webcast, the details for which will be on our investor relations website at investors.trupanion.com. We plan to conduct the formal business and voting portions of the Annual Meeting in-person to ensure actions taken are valid should any stockholders attend. We urge all stockholders to vote their shares in advance of the meeting through the Internet, mail or by telephone. In addition, Trupanion will comply and expects its stockholders to comply with all applicable local health mandates and Company policies that may remain in effect as of the time of the Annual Meeting.
The Annual Meeting will be held on Wednesday, June 16, 2021 at 9 a.m. (Pacific Time). Stockholders will be able to join the formal business portions of the Annual Meeting, but not vote their shares, via a live teleconference by dialing +1-877-407-0784 (Toll Free) or +1-201-689-8560 (Toll/International). We ask our stockholders to vote through the Internet, mail or by telephone if possible. The non-voting portions of the Annual Meeting will be broadcast via webcast. The details for joining our webcast will be posted on our investor relations website at investors.trupanion.com. We will continue to monitor developments regarding COVID-19 in the event any changes to our Annual Meeting plans are necessary or appropriate. If we decide to make any change, such as the date or location, or to hold the meeting solely by remote communication, we will announce the change in advance and post details, including instructions on how stockholders can participate, on our investor relations website at investors.trupanion.com and file them with the Securities and Exchange Commission (the SEC). We also recommend that you visit the investor relations website to confirm the status of the Annual Meeting before planning to attend in‑person. Please refer to the back of this proxy statement for more details.
We continue to elect to deliver our proxy materials to the majority of our stockholders over the Internet, which provides stockholders with the information they need, while minimizing our environmental impact and lowering the distribution cost of proxy materials. On or before April 29, 2021, we expect to mail to stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to:

•access our proxy statement for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC (the Annual Report);
•vote through the Internet, mail or by telephone; and
•receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying Notice of Internet Availability and proxy statement.
Your vote is important to us. We encourage you to vote as soon as possible. Whether or not you plan to attend the Annual Meeting in-person, please vote your shares through the Internet, by mail, or by phone to ensure your shares are represented at the meeting. For those who plan to attend in-person, you will also have the opportunity to vote at the Annual Meeting.

Thank you for your support of Trupanion, Inc. We look forward to seeing you either in-person or electronically at the Annual Meeting.

Warm Regards,

Murray Low
Chairman of the Board of Directors
Seattle, Washington

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Location:
6100 4th Avenue South, Suite 200
Seattle, Washington 98108
(With portions of the meeting available via the Internet, accessible via investors.trupanion.com)

Date: Wednesday, June 16, 2021
Time: 9:00 a.m. Pacific Time

Agenda. We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.To elect one Class I director to serve a three-year term until a successor has been elected and qualified or until such director's earlier resignation or removal.
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3.To conduct an advisory and non-binding vote to approve the compensation provided to the Company’s named executive officers.
Record Date. Only stockholders of record at the close of business on April 20, 2021 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters, provided, stockholders will need to comply with applicable local health mandates and Company policies in connection with visiting our headquarters.

Stock Ownership. For questions regarding your stock ownership, contact Trupanion’s Head of Investor Relations, Laura Bainbridge, by phone at (206) 607-1929 or by email at InvestorRelations@trupanion.com. If you are a registered holder, contact our transfer agent, Broadridge Corporate Issuer Solutions, Inc., by phone at (877) 830-4936 or by email through their website at https://shareholder.broadridge.com/bcis/.

Digital Proxy Statement and Annual Report. Visit https://investors.trupanion.com/financials/annual-reports-and-proxies/default.aspx to review or download a digital copy of this proxy statement and our Annual Report.

YOUR VOTE IS VERY IMPORTANT. Although you are legally entitled to attend the Annual Meeting in-person for the purposes of voting your shares, we recommend you vote your shares by proxy in advance of the Annual Meeting through the Internet, by mail or by telephone to ensure that your shares are represented at the meeting. For specific instructions on how to vote your shares, please refer to the information provided in this proxy statement.

By Order of the Board of Directors,
Gavin Friedman
Executive Vice President, People and Legal, and
Corporate Secretary
Seattle, Washington
April 29, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2021.
The Proxy Statement and our 2020 Annual Report on Form 10-K are available at
https://investors.trupanion.com/financials/annual-reports-and-proxies/default.aspx

TABLE OF CONTENTS

Proxy Statement Summary	1	Proposal 3: Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company's Named Executive Officers for 2020	27
Information About Solicitation and Voting	1	Say-On-Pay	27
Annual Meeting Agenda and Voting Recommendations	1	Say-On-Pay Resolution	27
General Proxy Information	2	Executive Compensation	28
Record Date; Quorum	2	Compensation Discussion and Analysis	28
Internet Availability of Proxy Materials	2	Part 1: Organization of this CD&A	28
Voting Rights; Required Vote	2	Part 2: Executive Summary	29
How Your Shares Are Voted	2	Part 3: Our Culture	32
Voting Instructions; Voting of Proxies	3	Part 4: Governance of Executive Compensation	32
Expenses of Soliciting Proxies	4	Part 5: Components of Executive Compensation	35
Revocability of Proxies	4	Part 6: Other Compensation Policies and Practices	42
Electronic Access to the Proxy Materials	4	Compensation Committee Report	45
Voting Results	5	Pay Ratio	46
Proposal No. 1 Election of Class I Director	6	Executive Compensation Tables	47
Our Directors	7	Summary Compensation Table	47
Nominees to the Board of Directors	7	Grants of Plan-Based Awards	48
Continuing Directors	8	Outstanding Equity Awards at Fiscal Year-End	49
Non-Employee Director Compensation	14	Option Exercises and Stock Vested Table	51
Non-Employee Director Compensation Program	14	Termination of Employment and Change of Control Payments Table	52
Additional Compensation for Non-Employee Directors	14	Equity Compensation Plan Information	54
2020 Non-Employee Director Compensation Table	14	Security Ownership of Certain Beneficial Owners and Management	57
Corporate Governance	16	Certain Relationships and Related Party Transactions	59
Corporate Governance Guidelines	16	Consulting Arrangements	59
Board Composition and Leadership Structure	16	Review, Approval or Ratification of Transactions with Related Parties	59
Board's Role in Risk Oversight	16	Additional Information	60
Director Independence	16	Stockholder Proposals to be Presented at Next Annual Meeting	60
Committees of Our Board of Directors	17	Delinquent Section 16(a) Reports	60
Corporate Governance and Ethics Principles	18	Available Information	60
Compensation Committee Interlocks and Insider Participation	19	"Householding" - Stockholders Sharing the Same Address	61
Board and Committee Meetings, Attendance, and Executive Sessions	19	Other Matters	61
Board Attendance at Annual Stockholders' Meeting	19	Information on Attending the 2020 Annual Meeting of Stockholders	62
Role of Stockholder Engagement	19	Attending the Annual Meeting In-Person	62
Communication with Directors	20	Stockholder Admission and Voting In-Person at the Annual Meeting	62
Considerations in Evaluating Director Nominees	20	Guest Admission	62
Stockholder Recommendations for Nominations to the Board of Directors	21	Questions	62
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm	22	Proxy Card	64
Principal Accountant Fees and Services	22
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	22
Report of the Audit Committee	23
Executive Officers	24
Our Executive Officers	24

Proxy Statement Summary
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of Trupanion, Inc.’s Board of Directors for use at Trupanion’s 2021 Annual Meeting of Stockholders (the Annual Meeting) to be held on Wednesday, June 16, 2021, at 9:00 a.m., Pacific Time, and any adjournment or postponement thereof. The Annual Meeting will be held in-person at 6100 4th Avenue South, Suite 200, Seattle, Washington 98108. Subject to compliance with applicable local health mandates and Company policies, stockholders will be able to attend the Annual Meeting and vote during the meeting in-person. However, we encourage stockholders to vote in advance of the Annual Meeting through the Internet, by mail or by telephone to ensure that your shares are represented at the Annual Meeting. Please note that uncertainty relating to COVID-19 may interfere with our stockholders' ability to attend the Annual Meeting in-person or require us to change the format of our Annual Meeting.
At the Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the Annual Meeting. We are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the Company, have the authority in their discretion to vote the shares represented by the proxy.
Annual Meeting Agenda and Voting Recommendations

Proposal	Description	Board Recommendation
Proposal 1	Election of One "Class I" Director	"FOR"
Proposal 2	Ratification and Appointment of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021	"FOR"
Proposal 3	Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company's Named Executive Officers for 2020	"FOR"

General Proxy Information
Record Date; Quorum
Only holders of record of our common stock at the close of business on April 20, 2021, the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 20, 2021, Trupanion had 40,057,323 shares of common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the record date must be present or represented by proxy at the meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in-person at the meeting or if you have properly submitted a proxy through the Internet, mail or by telephone.
Internet Availability of Proxy Materials
Under rules adopted by the Securities and Exchange Commission (the SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies to each stockholder. On or about April 29, 2021, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K for the year ended December 31, 2020. The Notice of Internet Availability also provides instructions on how to vote through the Internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.
This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.
Voting Rights; Required Vote
Each holder of shares of our common stock is entitled to one vote in respect of all matters at the Annual Meeting for each share of common stock held as of the close of business on April 20, 2021, the record date. You may vote all shares owned by you at such date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a brokerage firm, bank, or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.
How Your Shares Are Voted
Stockholder of Record: Shares Registered in Your Name. If on April 20, 2021, your shares were registered directly in your name with Trupanion’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting, or vote in advance through the Internet, by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning a proxy card appointing a person to represent you and vote your shares at the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of a Brokerage Firm, Bank or Other Nominee. If on April 20, 2021, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your brokerage firm, bank or other nominee on how to vote the shares held in your account, and your brokerage firm, bank or other nominee provides voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the Annual Meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the Annual Meeting.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted with respect to the election of the Class I director nominee (stockholder withholding). Stockholder withholding will count for purposes of determining the presence of a quorum, but it will not be treated as a vote cast. Accordingly, stockholder withholding will have no effect on the election of the Class I director. Similarly, abstentions will count for purposes of determining the presence of a quorum, but they will not be treated as votes cast, and, therefore, will have no effect on the ratification of the appointment of Ernst & Young LLP or the advisory vote to approve the compensation provided to the Company's named executive officers. In addition, while a broker has discretion to vote uninstructed shares held in street name on “routine” matters, under stock market rules, a broker lacks discretion to vote shares held in street name on “non-routine” matters in the absence of instructions from the beneficial owner of the stock (broker non-vote). Proposal 2 is a routine matter, but Proposal 1 and Proposal 3 are non-routine matters. Broker non-votes will count for purposes of determining the presence of a quorum, but will not be treated as votes cast on Proposals 1 and 3. Accordingly, broker non-votes will have no effect on the election of directors and the advisory vote to approve compensation provided to the Company's named executive officers.
The following chart describes the proposals to be considered at the Annual Meeting, our recommended vote with respect to each matter, the vote required to approve each matter, and the manner in which votes will be counted:

Proposal		Recommended Vote	Vote Required	Impact of Withhold Votes/ Abstentions (3)	Broker Non-Votes (4)
Proposal 1	Election of One "Class I" Director	"FOR"	Plurality (1)	No Effect	No Effect
Proposal 2	Ratification and Appointment of Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2021	"FOR"	Majority (2)	No Effect	Not Applicable
Proposal 3	Advisory Vote to Approve the Compensation Provided to the Company's Named Executive Officers in 2020	"FOR"	Majority (2)	No Effect	No Effect
(1)The director will be elected by a plurality of the votes cast at the meeting. This means that any individuals nominated for election to the Board of Directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” the nominee, or “WITHHOLD” your vote with respect to the nominee. You may not cumulate votes in the election of the director.
(2)Approval of Proposal 2 and Proposal 3 will be obtained if the holders of a majority of the votes cast at the Annual Meeting vote “FOR” the proposal. Under our Bylaws, unless otherwise provided by applicable law or the rules of the securities exchange on which our securities are listed, all matters other than the election of directors shall be decided by a "majority" of votes cast "FOR" or "AGAINST" the matter.
(3)Neither abstentions nor withhold votes will count as votes cast “FOR” or “AGAINST” any of the proposals at the Annual Meeting, which means that they will have no direct effect on the outcome of any proposal.
(4)Broker non-votes will have no direct effect on Proposal 1 and Proposal 3. Brokers are permitted to exercise their discretion and vote without specific instruction on Proposal 2.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
•vote through the Internet — in order to do so, please visit www.proxyvote.com and follow the instructions shown on your Notice of Internet Availability or proxy card;
•vote by telephone — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card;
•vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it in the envelope provided; or
•vote in-person at the meeting — we will provide a ballot to stockholders who attend the meeting and wish to vote in-person.

Votes submitted through the Internet, by mail, or by telephone must be received by 11:59 p.m., Eastern Time, on June 15, 2021. Submitting your proxy, whether through the Internet, by telephone, or by mail if you request or receive a paper proxy card, will not affect your right to vote in person should you decide to attend the Annual Meeting.
If you are not the stockholder of record, please refer to the voting instructions provided by your brokerage firm, bank or other nominee to direct it how to vote your shares.

For Proposal 1, you may either vote “FOR” the nominee to the Board of Directors, or you may withhold your vote from the nominee. For Proposal 2 and Proposal 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting in-person, we urge you to vote in advance of the meeting through the Internet, by mail or by phone to ensure that your shares are represented at the meeting. Please note that uncertainty relating to COVID-19 may interfere with our stockholders' ability to attend the Annual Meeting in-person or require us to change the format of our Annual Meeting.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above. The proxies also confer discretionary authority upon the person named therein with respect to any amendments, variations or other matters which may properly come before the Annual Meeting. As of the date hereof, the Company knows of no such amendments, variations or other matters to come before the Annual Meeting. However, if any such amendment, variation or other matter properly comes before the Annual Meeting, a proxy, when properly completed and delivered and not revoked, will confer discretionary authority upon the person named therein to vote on such other business in accordance with his or her best judgment, subject to any limitations imposed by applicable law or the rules of any applicable securities exchanges.
If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet or by telephone.
If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access and vote each proxy card.
Expenses of Soliciting Proxies
The expenses of soliciting proxies will be paid by Trupanion. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, email, telephone, or by other similar means, or in-person. Our directors, officers and other employees, without additional compensation, may solicit proxies for us personally or in writing, by mail, email, telephone, or by other similar means. Following the original distribution and mailing of the solicitation materials, we will request brokerage firms, banks and other nominees who are record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, by phone or by mail, you are responsible for any Internet access, telephone or data usage or postage charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the Annual Meeting by:
•delivering to the Corporate Secretary a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again through the Internet or by telephone (by the June 15, 2021 11:59 p.m. Eastern Time deadline noted above); or
•attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.
Electronic Access to the Proxy Materials
The Notice of Internet Availability will provide you with instructions regarding how to:
•view our proxy materials for the meeting through the Internet;
•instruct us to mail paper copies of our future proxy materials to you; and
•instruct us to send our future proxy materials to you electronically by email.

To help us achieve our environmental goals, consider choosing to receive your future proxy materials by email, which will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on the investor relations section of our website at investors.trupanion.com. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

Proposal No. 1: Election of Class I Director

Our Board of Directors is divided into three classes, with three directors in each class, however, following the Annual Meeting, Class I will have one director. Directors in each class serve for three years, with the terms of office of the respective classes expiring in successive years. Ms. Jacqueline "Jackie" Davidson, an incumbent Class I director, will stand for election at this Annual Meeting. The terms of office of directors in Class II and Class III do not expire until the annual meetings of stockholders to be held in 2022 and 2023, respectively.
Our nominating and corporate governance committee nominated Ms. Davidson for election as Class I director at the 2021 Annual Meeting. Ms. Robin Ferracone and Mr. Hays Lindsley, the other two Class I incumbent directors, will not stand for re-election at the 2021 Annual Meeting, and those director positions will remain vacant until filled in accordance with our Bylaws. At the recommendation of our nominating and corporate governance committee, our Board of Directors proposes that Ms. Davidson be elected as a Class I director for a three-year term expiring at the 2024 annual meeting and until her successor is duly elected and qualified or until her earlier resignation or removal.
Under our Bylaws, each director is elected by a plurality of the votes cast at the Annual Meeting. This means that the individual nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” Ms. Davidson or you may “WITHHOLD” your vote with respect to Ms. Davidson. Shares represented by proxies will be voted “FOR” the election of Ms. Davidson, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of the director. If for any reason Ms. Davidson is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our Company, might determine. Ms. Davidson has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than one director.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF MS. DAVIDSON AS A CLASS I DIRECTOR.

Our Directors
Our continuing directors and their respective ages and class designation as of April 20, 2021 are as follows:

Name	Age	Class Designation
Jackie Davidson	60	Class I Director
Michael Doak	45	Class II Director
Eric Johnson	45	Class II Director
Darryl Rawlings	52	Class II Director
Dan Levitan	63	Class III Director
Murray Low	68	Class III Director
Howard Rubin	68	Class III Director
There are no familial relationships among our directors and officers. Ms. Davidson is nominated for election as a Class I director to the Board of Directors at the Annual Meeting.
Nominee to the Board of Directors

JACQUELINE "JACKIE" DAVIDSON, *Class I Director*

Independent Business Consultant and Advisor

Age:	Director Since:
60	2018

Biography:

Jackie Davidson has served as a member of our Board of Directors since September 2018. Ms. Davidson is an independent business consultant and advisor. Previously, she served as the Chief Financial Officer of Market Leader, a SaaS software and lead generation service for real estate professionals from 2008 to 2014, and as Market Leader's Vice President of Finance from 2004 to 2008. She has held financial leadership positions at other public companies, including Penford Corporation and The Cobalt Group, and at other private companies. Ms. Davidson started her career at PricewaterhouseCoopers LLC. Ms. Davidson serves on the Board of Trustees for the Washington CPA Foundation and has served on private company and nonprofit boards. Ms. Davidson holds a B.A. in Business Administration from Washington State University, is a Certified Public Accountant in the State of Washington and a Board Leadership Fellow of the National Association of Corporate Directors.

Jackie is pictured above with her cats, Bear (left) and Sky (right), Tokinese siblings.

Skills and Qualifications:

Ms. Davidson was chosen to serve on our Board of Directors based on her deep finance and accounting knowledge, expertise in recurring revenue businesses, and signifcant public company experience.

Board Committees:

- *Audit Committee (Chair)*
- *Nominating and Corporate Governance Committee*

Pet Memory:

"We've had some combination of dogs, cats and birds for our pet menagerie over the years. But of all of them, the sweetest was our Golden Retriever, Tana. She grew up with our son and loved everyone - her bark was truly a welcome to all of our visitors."

Continuing Directors

MICHAEL DOAK, *Class II Director*

Chief Executive Officer, Griffin Highline Capital LLC

Mike is pictured above with his dog, Lucy, a Yorkshire Terrier.

Age:	**Director Since:**
45	2014

Biography:

Michael Doak has served as a member of our Board of Directors since February 2014. Since October 2020, Mr. Doak has served as the CEO, Managing Partner, and Co-Chairman of Griffin Highline Capital LLC, a holding company that invests in and manages insurance operating business and investments. Mr. Doak previously served in various leadership roles at entities associated with RenaissanceRe Holdings Ltd., a global provider of reinsurance and insurance services, from June 2010 to September 2020, and most recently as President of RenaissanceRe Ventures U.S. LLC. He also serves as a Manager of Falcon Risk Holdings LLC and Director of Langhorne Holdings LLC. Previously, he served as an investment banker in the Financial Institutions Group at Morgan Stanley & Co. LLC, an investment bank, from September 2005 to May 2010. Mr. Doak holds a J.D. from the University of Pennsylvania Law School and a B.A. from the University of Virginia.

Board Committees:

- *Nominating and Corporate Governance Committee (Chair)*
- *Audit Committee*

Skills and Qualifications:

Mr. Doak was chosen to serve on our Board of Directors based on his experience advising insurance and high-growth companies and his financial and investment expertise.

Pet Memory:

"After naming two daughters, my wife, Laura, preferred the name Lucy (if we ever had a third). Lucy the Yorkie got the name instead, and she's a sweet, calm family dog. Her "brother", Miles, is a very different, jumping, running and energetic Jack Russell Terrier."

ERIC JOHNSON, *Class II Director*
Partner, Locke Lord LLP

Eric is pictured above with his dog, Penny, a Standard Poodle.

Age: 45

Director Since: 2020

Biography:

Eric Johnson has served as a member of our Board of Directors since November 2020. Mr. Johnson is a partner at Locke Lord LLP, where he has practiced since September 2019. He is also the mayor of Dallas, Texas, a position he has held since June 2019. Prior to becoming mayor, Mr. Johnson was a member of the Texas House of Representatives from 2010 to 2019. Mr. Johnson is a member of the Pepperdine Board of Regents and is also a member of the Board of Directors of Dallas/Fort Worth International Airport. Mr. Johnson holds a J.D. from the University of Pennsylvania Law School, a M.P.A. from Princeton University, and an A.B. from Harvard University.

Board Committees:

- *Compensation Committee*
- *Nominating and Corporate Governance Committee*

Skills and Qualifications:

Mr. Johnson was chosen to serve on our Board of Directors based on his deep understanding of state administrative, regulatory and legislative matters and his extensive experience assisting clients access the debt capital markets.

Pet Memory:

"My favorite pet memory was of coming home a couple of years ago after a particularly brutal political debate to a beautiful white poodle with an apricot colored nose that my wife had adopted from a local poodle rescue group named "Penny". Our boys were 4 and 2 at the time and had never lived with a dog. They were immediately taken with Penny, whose laid back and sweet personality has brought our family so much joy!"

DARRYL RAWLINGS, *Class II Director*
Chief Executive Officer, Trupanion, Inc.

Age:	Director Since:
52	2000

Biography:

Darryl Rawlings is our founder and has served as our Chief Executive Officer and as a member of our Board of Directors since January 2000. Prior to his current appointments, Mr. Rawlings also served as our President from January 2000 to January 2021. Previously, Mr. Rawlings was a founder of the Canadian Cigar Company. Mr. Rawlings holds a Diploma of Marketing Management from the British Columbia Institute of Technology.

Darryl is pictured above with his dog, Priscilla, an English Bulldog.

Skills and Qualifications:

Mr. Rawlings was chosen to serve on our Board of Directors based on his experience founding high-growth companies and his experience and familiarity with our business as its Chief Executive Officer since inception.

Pet Memory:

"I've been a pet-lover from a young age, and when I was growing up my family had a beautiful black poodle named Mitzy. One day, my family rushed Mitzy to the emergency veterinarian where we learned she had a twisted stomach. At only two years old, she needed surgery to save her life. It was a relatively routine procedure, but my family just didn't have the $7,000 to afford her surgery. I was heartbroken when Mitzy passed. Growing up, I never forgot her or how preventable her death was. I knew there had to be a better way of handling a problem faced by so many pet owners – how to fund unexpected veterinary costs."

Board Committees:

- *None*

DAN LEVITAN, *Class III Director*

Managing Member, Maveron LLC

Dan is pictured above with his dogs, Callie, a Coton de Tuléar (left), and Truffle, a Havanese (right).

Age: 63

Director Since: 2007

Biography:

Dan Levitan has served as a member of our Board of Directors since April 2007. In 1998, Mr. Levitan co-founded Maveron LLC, a venture capital firm that invests in consumer companies, serving as a co-founder and managing member. From 1983 to 1997, Mr. Levitan was employed by Wertheim Schroder & Co., an investment banking firm acquired by Salomon Smith Barney Inc. in 2000, most recently serving as a managing director. Mr. Levitan also currently serves on the boards of directors of numerous private companies and non-profit organizations, and previously served as a director for Potbelly, Inc. (NASDAQ: PBPB), from 2001-2016, and Zulily, Inc. (NASDAQ: ZU), from 2010 to 2014. In addition, Mr. Levitan is also on the advisory board of the Arthur Rock Center for Entrepreneurship at Harvard Business School and is a member of the Board of Trustees of Seattle Children's Healthcare Systems and Seattle Children's Hospital and he also serves on the Investment Advisory Committee for Seattle Children's. Mr. Levitan holds an M.B.A. from Harvard Business School and a B.A. from Duke University.

Board Committees:

- *Audit Committee*

Skills and Qualifications:

Mr. Levitan was chosen to serve on our Board of Directors due to his extensive experience with a wide range of consumer companies and the venture capital industry and his operational and financial expertise.

Pet Memory:

"My home has a solid female presence with my wife, our two daughters, and two female dogs - a Havanese and a Coton de Tuléar. The Coton is named Callie, and her personality is a winning combination of loving but independent, so it's especially endearing that Callie has chosen me as her favorite. She always sleeps next to me and she licks me (a lot). I find these idiosyncrasies charming because in my mind Callie is perfect, and nothing beats coming home to Callie's exuberant greeting."

MURRAY LOW, *Class III Director*

Professor, Executive Education, Columbia Business School

Age:	Director Since:
68	2006

Murray is pictured above with his dogs, beloved Lucky, a Wheaton Terrier (left), and Maggie, a Toy Poodle (right).

Biography:

Murray Low is currently the Chairman of our Board of Directors and has served as a member of our Board of Directors since April 2006. In addition, Dr. Low served as our Secretary and Treasurer from April 2006 to June 2006. Dr. Low has been a professor at Columbia Business School since 1990 and was the Founding Director of the Eugene M. Lang Center for Entrepreneurship at Columbia Business School from July 2000 to September 2013. From September 2013 to July 2015, Dr. Low was the Director of Entrepreneurship Education at Columbia Business School. Since July 2015, Dr. Low has been the Professor of Executive Education at Columbia Business School. Since 1997, Dr. Low has also served as President of Low & Associates. Dr. Low holds a Ph.D. from the University of Pennsylvania, and an M.B.A. and a B.A. from Simon Fraser University.

Skills and Qualifications:

Dr. Low was chosen to serve on our Board of Directors due to his expertise in the areas of entrepreneurship and strategic management and his deep knowledge of our business.

Board Committees:

- *Chairman of the Board*
- *Compensation Committee*
- *Nominating and Corporate Governance Committee*

Pet Memory:

"Lucky is no longer with us but the photo above keeps her memory alive so I like it. And while Maggie is small, she has a personality big enough to fill the house! We have a sign on the front door that says "Beware of the Dog!" You don't want to get licked to death by a 6 pound toy poodle."

Non-Employee Director Compensation
Non-Employee Director Compensation Program
In February 2018, our Board of Directors approved a non-employee director compensation program, which has been amended from time to time, most recently in January 2021. Pursuant to this program, each of our non-employee directors receives an annual amount of $75,000 and the chairs of each of the Board of Directors, audit committee, compensation committee and nominating and corporate governance committee receives an additional annual amount of $15,000, $15,000, $10,000 and $10,000, respectively. Generally, annual awards are pro-rated for any person who becomes a non-employee director and/or chair after annual awards are granted under the non-employee director compensation program for that year. Unless a director elects to receive cash, the compensation is paid in the form of either restricted stock units (sometimes referred to as RSUs) or non-qualified stock options. Each year, the Board of Directors determines whether the equity will be in the form of RSUs or stock options. For 2020, the Board determined to grant the equity in the form of RSUs, and, in accordance with the compensation program in effect at the time of grant, the number of RSUs granted to each non-employee director was determined based on the price of our common stock on the NASDAQ Stock Market on the first day of the open trading window in which the grant of RSUs was made.
Director compensation in 2020 was governed by the non-employee director compensation program in effect in 2020. This program provided that a director electing to receive the entirety of his or her payment in the form of equity received equity at a 20% premium to the cash amount. Each non-employee director was also able to elect to take 50% of the compensation as cash and the 60% in the form of equity (with the additional 10% representing a premium to the cash amount).
In January 2021, our Board of Directors amended and restated our non-employee director compensation program and the grants to our non-employee directors in 2021 were made under this amended program. Under the amended program, in the event our Board of Directors determines that the compensation will be paid in the form of RSUs, the number of shares of common stock underlying the RSUs is based on our then-most recent determination of the intrinsic value of a share of common stock. Unlike prior iterations of the non-employee director compensation program, a director will not receive a premium in the event the director elects to receive compensation in the form of equity in lieu of cash under the amended program.
Equity awards under our non-employee director compensation program are typically granted in the first open trading window of the calendar year and vest in four quarterly installments on March 31st, June 30th, September 30th, and December 31st, subject to the continued service of the non-employee director through the vesting date. Annual awards that are unvested at the time of resignation or termination of a non-employee director will be forfeited. Similarly, no cash compensation will be paid following the effective date of a director’s resignation or other termination from the board.
Additional Compensation for Non-Employee Directors
From time to time, our Board of Directors may also award additional compensation to directors when it determines doing so is in our best interests and those of our stockholders, such as for unexpected or additional service contributions. For example, Howard Rubin provides consulting services to the Company and receives compensation as a consultant in the amount set forth in the table below.
The Company also provides reimbursement for reasonable travel, accommodation and out-of-pocket expenses of directors to attend Board meetings and participate in other corporate functions.
2020 Non-Employee Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during the year ended December 31, 2020. Other than as set forth in the table, during the year ended December 31, 2020, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee members of our Board of Directors, with the exception of reimbursement of travel expenses as described above. Mr. Rawlings, our Chief Executive Officer, received no compensation for his service as a director during the year ended December 31, 2020. The compensation provided to Mr. Rawlings is discussed in the section entitled “Executive Compensation”.

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)	All Other Compensation		Total
Jacqueline Davidson (3)	$—		$104,417	$—		$104,417
Michael Doak (4)	$—		$97,014	$—		$97,014
Robin Ferracone (5)	$—		$97,014	$—		$97,014
Eric Johnson (6)	$—		$—	$—		$—
Dan Levitan	$—		$85,617	$—		$85,617
H. Hays Lindsley (4)	$—		$85,617	$—		$85,617
Murray Low (7)	$—		$102,728	$—		$102,728
Howard Rubin (8)	$37,500	(9)	$42,793	$75,000	(10)	$155,293
(1)Each director was permitted to elect to receive a cash payment or payment in the form of RSUs. A director electing to receive the entirety of his or her payment in the form of equity received equity at a 20% premium to the cash amount. Each non-employee director was also permitted to elect to take 50% of the compensation as cash and 60% in the form of equity (with the additional 10% representing a premium to the cash amount).
(2)For 2020, the Board of Directors determined that equity granted pursuant to the non-employee director compensation program would be in the form of RSUs. The amounts in this column represent the aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our directors. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a summary of the assumptions we apply in calculating these amounts.
(3)In connection with Ms. Davidson's appointment as the chair of the audit committee on June 6, 2019, Ms. Davidson received a pro-rated compensation amount of $8,610 in the form of RSUs. Due to an error, these RSUs were issued at a value equal to 100% of the pro-rated compensation amount rather than at the 20% premium value as contemplated by the non-employee director compensation program then in effect. On April 17, 2020, the Board of Directors approved the grant of the remaining 20% pro-rated compensation value, in an amount of $1,722, in the form of RSUs.
(4)As of December 31, 2020, Mr. Doak and Mr. Lindsley each held options to purchase 33,170 shares of common stock under certain option awards granted pursuant to our 2014 Equity Incentive Plan.
(5)As of December 31, 2020, Ms. Ferracone held options to purchase 65,181 shares of common stock under certain option awards granted pursuant to our 2014 Equity Incentive Plan.
(6)Mr. Johnson joined the Board of Directors on November 25, 2020. He received a pro-rated equity award in 2021 for his service as a director in 2020.
(7)As of December 31, 2020, Dr. Low held options to purchase 8,750 shares of common stock under certain option awards granted pursuant to our 2007 Equity Incentive Plan and options to purchase 37,592 shares of common stock under certain option awards granted pursuant to our 2014 Equity Incentive Plan.
(8)As of December 31, 2020, Mr. Rubin held options to purchase 16,585 shares of common stock under certain option awards granted pursuant to our 2014 Equity Incentive Plan.
(9)This amount represents a cash election equal to 50% of the annual amount granted to non-employee directors under the non-employee director compensation program (or $37,500).
(10)This amount represents the compensation paid to Mr. Rubin for certain consulting services unrelated to his service as a director, including attending animal health industry events on our behalf.

Corporate Governance

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of our Company. Our Corporate Governance Guidelines are available on the investor relations section of our website at investors.trupanion.com. Information contained on, or that can be accessed through, our website is not incorporated by reference, and you should not consider information on our website to be part of, this proxy statement.
Board Composition and Leadership Structure
Currently, the positions of Chief Executive Officer and Chairman of our Board of Directors are held by two different individuals (Mr. Rawlings and Dr. Low, respectively). This structure is functioning well, allowing our Chief Executive Officer to focus on our business strategy and operations while our Chairman leads our Board of Directors in advising and independently overseeing management. However, we may revise this structure in the future, including in connection with succession planning for our current Chairman of the Board of Directors and Chief Executive Officer, if we conclude that doing so is in the best interests of our Company and its stockholders. At this time, our Board of Directors believes such separation functions adequately, providing incrementally enhanced oversight of management by our Board of Directors.
Board’s Role in Risk Oversight
Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. In addition to receiving daily Company performance reports, our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at least quarterly at Board of Directors meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. Among other things, the audit committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The compensation committee assists our Board of Directors in assessing whether Trupanion’s executive compensation programs and policies encourage undue or excessive risk-taking. The nominating and corporate governance committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.
Director Independence
Our common stock is listed on the NASDAQ Global Market. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the heightened independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries. Compensation committee members are also subject to heightened independence standards similar to those applicable to audit committee members.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a relationship with us that would interfere with his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that Ms. Davidson, Mr. Doak, Ms. Ferracone, Mr. Johnson, Mr. Levitan, Mr. Lindsley, Mr. Rubin and Dr. Low, representing eight of our nine directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. Our Board of Directors did not conclude that Mr. Rawlings was independent because he is our Chief Executive Officer. Mr. Rubin was an executive officer of ours more than seven years ago, and he is a current consultant to us, but our Board of Directors determined that these relationships do not affect Mr. Rubin's independence. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us regarding each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director and other transactions involving them.
Committees of Our Board of Directors
Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has a charter. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by the Board of Directors. Copies of the charters for each committee are available without charge on the investor relations section of our website at investors.trupanion.com. As of April 29, 2021, the Company's committee composition is as follows:

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Murray Low*	☑	--	Member	Member
Jacqueline Davidson	☑	Chair	--	Member
Michael Doak	☑	Member	--	Chair
Robin Ferracone	☑	--	Chair	--
Eric Johnson	☑	--	Member	Member
Dan Levitan	☑	Member	--	--
H. Hays Lindsley	☑	Member	Member	--
Darryl Rawlings	--	--	--	--
Howard Rubin	☑	Member	--	--

* = Chairman of the Board   (grey icon) = Committee Chair   (black icon) = Committee Member

Audit Committee
In 2020, our audit committee was comprised of Ms. Davidson, Mr. Doak, Mr. Levitan and Mr. Lindsley, with Ms. Davidson serving as the chair of our audit committee. In 2021, Mr. Rubin was appointed as a member of the audit committee. The composition of our audit committee meets the independence and other composition requirements under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our Board of Directors has determined that each member of our audit committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Our audit committee’s principal functions are to assist our Board of Directors in its oversight of:
•our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications, independence and performance of our independent auditors; and
•the preparation of the audit committee report included in our annual meeting proxy statements.

Compensation Committee
In 2020, our compensation committee was comprised of Ms. Ferracone, Mr. Levitan, Mr. Lindsley and Dr. Low, with Ms. Ferracone serving as the chair of our compensation committee. In 2021, Mr. Levitan stepped down from the compensation committee and Mr. Johnson was appointed as a member of the compensation committee. The composition of our compensation committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our compensation committee’s principal functions are to assist our Board of Directors with respect to compensation matters, including:
•evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;
•administering our cash-based and equity-based compensation plans;
•making recommendations to our Board of Directors regarding any other Board of Director responsibilities relating to executive compensation; and
•preparing the compensation committee report to be included in our annual meeting proxy statements.

Nominating and Corporate Governance Committee
In 2020, our nominating and corporate governance committee was comprised of Ms. Davidson, Mr. Doak, and Dr. Low, with Mr. Doak serving as the chair of our nominating and corporate governance committee. In 2021, Ms. Ferracone stepped down from the nominating and corporate governance committee and Mr. Johnson was appointed as a member of the nominating and corporate governance committee. Each nominating and corporate governance committee member is independent under the current NASDAQ Stock Market rules and SEC rules and regulations. Our nominating and corporate governance committee’s principal functions include:
•identifying, considering and recommending candidates for membership on our Board of Directors;
•developing and recommending our corporate governance guidelines and policies;
•overseeing the process of evaluating the performance of our Board of Directors; and
•advising our Board of Directors on other corporate governance matters.
Corporate Governance and Ethics Principles
A primary goal of our Board of Directors is to build long-term value for our stockholders. Our Board of Directors has adopted and follows corporate governance practices that it and our senior management believe are sound and, promote this purpose, including the establishment of the following:
•Code of Conduct and Ethics that sets forth our ethical principles and applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer;
•Corporate Governance Guidelines that set forth our corporate governance principles;
•Insider Trading Policy and Pledging Guidelines for Directors and Officers that prohibit insider trading, limit pledging activities and prohibit engaging in any form of hedging transactions (derivatives, equity swaps, and so forth) in the Company's stock; and
•charters for our audit, compensation and nominating and corporate governance committees that require independent oversight of key functions.

The full text of our Code of Conduct and Ethics, Corporate Guidelines, and committee charters is posted on the investor relations section of our website at https://investors.trupanion.com/governance/Committee-Charters--Governance-Documents/default.aspx. We intend to disclose any future amendments or waivers to Code of Conduct and Ethics on our website or in public filings. We also have a number of internal policies, procedures, and systems, including policies relating to insider trading, pledging, and related-party transactions, clawback of incentive compensation and a confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters. Information contained on, or that can be accessed through, our website is not incorporated by reference, and you should not consider information on our website to be part of, this proxy statement.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during the last concluded fiscal year were Ms. Ferracone, Mr. Levitan, Mr. Lindsley and Dr. Low. No member of the compensation committee has served as an officer or employee of ours or any of our subsidiaries and no member of our compensation committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. In addition, none of our executive officers currently serves or has served on the Board of Directors or compensation committee of any entity whose executive officers included any of our directors.
Board and Committee Meetings, Attendance, and Executive Sessions
The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2020:
•the Board of Directors held eleven meetings, including telephonic meetings, and acted by written consent four times;
•the audit committee held five meetings, including telephonic meetings, and acted by written consent once;
•the compensation committee held thirteen meetings, including telephonic meetings, and acted by written consent five times; and
•the nominating and corporate governance committee held four meetings and acted by written consent three times.
During 2020, none of the directors attended fewer than 75% of the aggregate of the number of meetings held by the Board of Directors and the number of meetings held by all committees of the Board of Directors on which such director served, in each case during the time the director served on our Board of Directors.
Typically, in conjunction with the regularly scheduled meetings of the Board of Directors, the directors meet in executive sessions with our Chief Executive Officer outside the presence of other members of management and, separately, our non-employee directors meet outside the presence of the Chief Executive Officer. The Chairman of our Board of Directors, Dr. Low, presides over such executive sessions.
Board Attendance at Annual Stockholders’ Meeting
We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders though we do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether our Company should adopt a more formal policy regarding director attendance at our annual meetings. Five out of our nine then-current directors attended the webcast of our 2020 Annual Meeting of Stockholders and four directors were unable to attend due to technical difficulties.
Role of Stockholder Engagement
Our Board of Directors believes it is important to regularly engage with our stockholders. In the past several years, we have proactively reached out to many of our largest stockholders to solicit their feedback on our executive compensation, corporate governance and disclosure practices in order to gain a better understanding of the practices they most value. Our stockholder engagement team has consisted of certain independent directors and members of our investor relations and legal team. Stockholders have also regularly met with members of our senior management team to discuss our strategy and review our operational performance.

Communication with Directors
Stockholders and interested parties who wish to communicate with our Board of Directors, non-employee members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary, Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108.
All communications are reviewed by the Corporate Secretary and provided to the members of the Board of Directors unless such communications are sales materials or other routine items, or items unrelated to the duties and responsibilities of the Board of Directors.
Considerations in Evaluating Director Nominees
The nominating and corporate governance committee is responsible for identifying, evaluating and recommending nominees to the Board of Directors. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.
The nominating and corporate governance committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies.
Our Board of Directors encourages selection of directors who will contribute to our Company’s overall corporate goals. The nominating and corporate governance committee may from time to time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and professional experience in management, technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the nominating and corporate governance committee considers these factors in the light of the specific needs of the Board of Directors at that time.
In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits and to review material distributed to the director. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the nominating and corporate governance committee considers director tenure. We value diversity on a company-wide basis but have not adopted a specific policy regarding board diversity.

Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the nominating and corporate governance committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the nominating and corporate governance committee.
All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 75th day, nor earlier than the close of business on the 105th day, prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Proposal No. 2: Ratification of Independent Registered Public Accounting Firm

Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2021. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2020 and has been our independent registered public accounting firm since 2014. We expect that representatives of Ernst & Young LLP will join the Annual Meeting via webcast, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the audit committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and those of our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

Principal Accountant Fees and Services
The following table presents fees for professional services for the fiscal years ended December 31, 2020 and 2019, for Ernst & Young LLP.

	Fiscal Year 2020	Fiscal Year 2019
Audit fees (1)	$872,000	$771,000
All other fees (2)	$13,535	$3,400
Total fees	$885,535	$774,400

(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and our internal control over financial reporting, the review of our quarterly consolidated financial statements, incremental audit fees, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits.
(2)All other fees consist of fees for access to online accounting and tax research software, accounting consultation fees, and examination fees for the Department of Insurance for one of the Company's subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were pre-approved by our audit committee.

Report of the Audit Committee

The information contained in the following report of the audit committee is not considered to be “soliciting material”, “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee of the Board of Directors of Trupanion, Inc. (the Company) has reviewed and discussed with the Company's management and Ernst & Young LLP the Company's audited consolidated financial statements as of and for the year ended December 31, 2020. The audit committee has also discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees and the Securities and Exchange Commission.
The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526 regarding the independent accountant’s independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Jacqueline Davidson, Chair
Michael Doak
Dan Levitan
H. Hays Lindsley
Howard Rubin

Executive Officers

Our executive officers and their respective ages and positions as of April 20, 2021, are as follows:

Name	Age	Position
Darryl Rawlings	52	Chief Executive Officer and Director
Tricia Plouf	42	Co-President and Chief Financial Officer
Margaret Tooth	42	Co-President
Asher Bearman	43	Executive Vice President, Business Development
Gavin Friedman	53	Executive Vice President, People and Legal, and Corporate Secretary

There are no family relationships among any of our directors or executive officers. All executive officers are "named executive officers" for the fiscal year ended December 31, 2020.
Our Executive Officers

MARGARET "MARGI" TOOTH, *Co-President*

Age:

42

Biography:

Margaret Tooth has served as our Chief Revenue Officer since January 2019, assuming responsibility for the lead generating, sales and retention teams for the Trupanion subscription business. Ms. Tooth was also appointed as Co-President in January 2021. Prior to her current appointments, Ms. Tooth served as our Chief Marketing Officer from November 2015 to December 2018, as our Head of Marketing from June 2014 to November 2015, and as our Vice President of Digital Marketing from October 2013 to June 2014. Previously, Ms. Tooth held various positions at Allianz Insurance plc, including Acting Head of Marketing in 2011, and as the E-commerce and Brand Manager from 2009 to 2013. Prior to that, Ms. Tooth has also held senior marketing roles within business to business and direct to consumer brand functions in the United Kingdom. Ms. Tooth holds a B.A. in Business from University of East Anglia.

Margi is pictured above with her two dogs, Mabel, an English Bulldog, and Gertie, a Maltipoo.

Pet Memory:

"I've been blessed through my life with an abundant and rich list of best friends. It's truly impossible to call out a true favorite, but I do hold a special place in my heart for the first dog that I could call my own. A Jack Russell Terrier called Cassie. Cassie was the runt of her litter and the feistiest little lady. She let me put her in my school bag, dress her up in ballet costumes and appeared to be intently listening to me as I talked at her for hours on end. She lived to a ripe old age of 16 and she set a very high bar for any paws that came after her. Of course they're all different and each one holds a place in your heart – but Cassie was my first love."

ASHER BEARMAN, *Executive Vice President, Business Development*

Asher is pictured above with his dog, Mouse, a Chihuahua mix.

Age:

43

Biography:

Asher Bearman has served as our Chief Strategy Officer since January 2019. Prior to his current appointment, Mr. Bearman served as our Corporate Secretary from August 2013 to January 2021, our Chief Administrative Officer from May 2016 to December 2018, and as our General Counsel from July 2013 to May 2016. Previously, Mr. Bearman served as an attorney at DLA Piper LLP (US) from August 2006 to July 2013. Mr. Bearman also currently serves on the board of directors of The Humane Society for Seattle/King County (Seattle Humane), a non-profit organization that saves and serves pets in need. Mr. Bearman holds a B.A. in Society and Justice from the University of Washington, a J.D. from the University of Washington School of Law and an L.L.M. from New York University School of Law.

Pet Memory:

"When I was a kid, we rescued some kittens that we found at the park. They were amazing companions. Each knew their name and would come when called for some attention. One would start following me around each evening; she knew that it was getting close to bed time and didn't want to miss her chance to sleep in my bed. At one point in high school, my room had developed a bit of an odd smell. I thought maybe it was just the gym clothes, but the smell got worse over about a week. Finally, I couldn't take it any longer and started tearing the room apart trying to find the reason for the smell. As it turned out, there was a present (a deceased rat) under my bed. Thanks Whiskers, I miss you."

Proposal No. 3: Advisory and Non-Binding Vote to Approve the Compensation Provided to the Company’s Named Executive Officers for 2020
Say-On-Pay
We are asking our stockholders to vote, on an advisory, non-binding basis, to approve a resolution on the compensation of the Company’s named executive officers, as reported in this proxy statement pursuant to Item 402 of Regulation S-K (commonly referred to as a "say-on-pay" vote). As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation philosophy drives our compensation programs, which are designed to align the interests of our executive officers with those of our stockholders, our corporate objectives, our desired behaviors and Company culture, as well as to attract, motivate, and retain key employees who are critical to the success of our Company. Under these programs, our executive officers, including our named executive officers, are motivated to achieve specific strategic objectives that are expected to increase stockholder value. Please read the “Compensation Discussion and Analysis” section of this proxy statement and the “Executive Compensation Tables” and narrative discussion for additional details about our compensation programs, including information about the 2020 compensation for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3
Say-On-Pay Resolution
At the Annual Meeting, stockholders are being asked to approve the compensation of our named executive officers as described in this proxy statement by voting in favor of the resolution set forth below. This vote is not needed to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC's executive compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
Even though this say-on-pay vote is advisory, and therefore will not be binding on us, we value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation for our named executive officers, we will consider our stockholders’ concerns and the compensation committee will evaluate what actions may be necessary or appropriate to address those concerns. Stockholders who vote against the resolution are encouraged to contact the Board of Directors to explain their concerns in writing to:
Trupanion, Inc.
6100 4th Avenue South, Suite 200
Seattle, Washington 98108
Attn: Corporate Secretary

Unless the Board of Directors modifies its policy regarding the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2022 Annual Meeting of Stockholders.

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (CD&A) explains our executive compensation philosophy and programs, the decisions our compensation committee made under those programs, and their rationale in making those decisions. While this CD&A focuses on the compensation of our named executive officers, it also discusses our compensation philosophy and programs more broadly in the organization. This broader discussion provides a lens into our values and culture and how we believe they are in the long-term best interests of our stockholders.
Part 1. Organization of this CD&A
1.1 CD&A Sections
We have organized this CD&A into the following six sections:

Key Sections	Core Topics
Part 1. Organization of this CD&A	1.1 CD&A Sections
Part 2. Executive Summary
2.1 Named Executive Officers
2.2 Business Overview and Performance
2.3 Compensation Highlights
      - Compensation Philosophy
      - Consideration of "Say-on-Pay" Vote
      - Compensation Programs
      - Compensation Mix
      - Alignment with Stockholders

Part 3. Our Culture	3.1 Who We Are
Part 4. Governance of Executive Compensation	4.1 Role of the Compensation Committee 4.2 Role of Management 4.3 Role of Consultant 4.4 Peer Group
Part 5. Components of Executive Compensation
5.1 Key Elements of Compensation
5.2 Detailed Description of Each Element of Compensation and Determination of Compensation for 2020 Performance Year
       ‐ Base Salary
       ‐ Short-Term Incentive Awards
       ‐ Long-Term Incentive Awards
             ◦ Equity Allocations in 2021 for the 2020
               Performance Year
             ◦ 2019 Long-Term Incentive Awards
               Reflected in 2020 Summary
               Compensation Table
       ‐ Other Equity Awards for 2020 Company
         Performance Issued in 2021
       - Other Compensation and General Benefits

Part 6. Other Compensation Policies and Practices	6.1 Employment Agreements 6.2 Severance and Change-in-Control Protection 6.3 Share Ownership 6.4 Risk Assessment 6.5 Clawbacks 6.6 Pledging & Hedging

Part 2. Executive Summary
2.1 Named Executive Officers
For 2020, our named executive officers were:

Name	Title
Darryl Rawlings	Chief Executive Officer and Director
Tricia Plouf	Co-President and Chief Financial Officer
Margaret Tooth	Co-President
Asher Bearman	Executive Vice President, Business Development
Gavin Friedman	Executive Vice President, People and Legal, and Corporate Secretary
2.2 Business Overview and Performance
Trupanion's mission is to help loving, responsible pet owners budget and care for their pets. We offer medical insurance for cats and dogs to help pet owners solve the problem of budgeting for veterinary expenses if their pet becomes sick or injured. As of December 31, 2020, Trupanion and its subsidiaries insured over 862,000 pets in North America.
Our revenue for the calendar year 2020 was $502 million, an increase of 31% year-over-year, primarily comprised of subscription fees for our Trupanion-branded medical insurance and policies written on behalf of third parties. In addition, in 2020 we calculated an estimated increase in intrinsic value per share of 31.4%, based on a two-year compound annual growth rate (CAGR) (as discussed in more detail below). We believe most of Trupanion's intrinsic value is derived from our direct-to-consumer, monthly subscription business. Growth of our intrinsic value is the primary internal measure we use to evaluate corporate and named executive officer long-term performance.
In 2020, our compensation committee approved corporate objectives designed to drive growth of our calculation of intrinsic value. The corporate objectives included the enrollment of young pets at an acquisition cost within our targeted internal rate of return, the achievement of our internal financial performance targets, the deployment of our patented software and progress towards offsetting cancellations by increasing member referrals and existing members adding pets (this offset is what we call Trutopia).
2.3 Compensation Highlights
Compensation Philosophy
The primary objective of Trupanion’s compensation program is to align team member incentives with long-term stockholder interests. To accomplish this, we:
•Strive to compensate team members based on value contributed;
•Share increases in Company value among stockholders, leadership and employees in a sensible way;
•Link equity award grants to growth in our calculated intrinsic value per share;
•Link performance metrics and goals to the Company’s business strategy;
•Recognize team and individual contributions through pay-for-performance incentive awards;
•Encourage equity ownership by emphasizing equity in the overall executive compensation mix, facilitating equity ownership by all employees, and requiring equity ownership by executives and directors;
•Provide a pay package that will attract, reward, focus, and retain critical talent;
•Ensure that our incentive plans do not encourage undue risk-taking nor behavior that is contrary to the intent of our incentive plans by utilizing time-based vesting for equity awards; and
•Communicate openly with employees about how their compensation mix is structured, the rationale behind this structure, and the decisions around their individual pay.

Consideration of "Say-on-Pay" Vote
We held a non-binding advisory "say-on-pay" vote at our 2020 Annual Meeting of Stockholders. Approximately 99% of the shares that voted for or against the 2020 say-on-pay proposal (excluding abstentions and broker non-votes) were cast in favor of our say-on-pay proposal. Our compensation committee considered the result of this advisory vote to be an endorsement of our compensation program, policies, practices, and philosophy for our named executive officers. Our compensation committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making compensation decisions for our named executive officers, including the outcome of Proposal 3 (advisory and non-binding vote to approve the compensation provided to the Company's named executive officers for 2020) at the 2021 Annual Meeting of Stockholders, as we currently hold say-on-pay votes annually.
Compensation Programs
To support our philosophy, the compensation committee strives to deliver total compensation that is commensurate primarily with overall Company performance and to be reasonable compared to the market and among executives internally. To encourage a long-term focus, the compensation committee emphasizes long-term equity compensation over salaries and bonuses for executives, as illustrated below.
Throughout the remainder of this CD&A, we discuss both 2020 performance year total direct compensation, as well as 2020 calendar year pay found in the Summary Compensation Table to give a full view of our 2020 compensation practices for our named executive officers.
The progress we have made against our objectives, as outlined above in “2.2 Business Overview and Performance”, resulted in an estimated increase in intrinsic value per share of 31.4%, based on a two-year CAGR, in 2020. This increase in our intrinsic value is a primary driver for determining how we allocated long-term incentive awards, as set forth in more detail in section 5.2 of this CD&A.
Compensation Mix
The mix of our executive pay structure emphasizes performance-based pay (pursuant to our short-term and long-term incentive awards) over fixed salary, equity over cash, and long-term awards over short-term awards. This pay structure is designed to motivate our executives to achieve our long-term goals and deliver sustained increases in stockholder value without undue risk-taking.
We evaluate compensation on a "performance year," rather than a "Summary Compensation Table" basis. This means, for 2020 for example, we analyzed our total direct compensation mix by adding together the actual salary earned in 2020, plus the bonus earned for 2020 performance, but paid in 2021, plus the long-term incentive award earned for 2020 performance, but granted in 2021. We do not target a specific compensation mix; rather, we monitor executive compensation mix to ensure that our compensation mix objectives of emphasizing long-term performance-based compensation, are being met. The following pay mix charts reflect the mix of 2020 performance year compensation for the CEO and other named executive officers:

Alignment with Stockholders
The Company’s Board of Directors and its compensation committee are committed to strong corporate governance and to a pay-for-performance philosophy tied to stockholder interests. The table below summarizes the key elements of our programs relative to this philosophy.

Compensation Committee’s Factors Supporting the Pay-For-Performance Philosophy:
▪ Deliver the significant majority of our executive compensation through long-term incentives
▪ Require two-year CAGR in intrinsic value per share of at least 10% prior to granting performance-based long-term equity incentive awards
▪ Apply a four-year vesting schedule to our employee equity grants to support long-term decision-making and retention goals
▪ Link our short-term incentive awards to measures and goals that drive value and derive from our corporate strategy
▪ Require equity ownership by our named executive officers to align pay with stockholder interests
▪ Use a balanced set of measures to support top and bottom line interests and the efficient deployment of capital
▪ Require achievement of demanding performance goals as a condition of our named executive officers earning target short-term incentive awards

Compensation Committee’s Factors Supporting Strong Corporate Governance:
▪ Do not enter into individual employment agreements that provide a defined period of employment
▪ Maintain a reasonable severance and change in control policy, no more generous than what is provided to all employees
▪ Hold executive sessions at least once a quarter
▪ Evaluate our incentive program each year to ensure that it does not encourage excessive risk-taking
▪ Maintain a compensation committee comprised of only independent board members
▪ Oversee and administer all executive compensation and equity programs
▪ Maintain stock ownership guidelines for our directors and encourage at least 50% of director compensation to be paid in equity
▪ Maintain a clawback policy to recover incentive compensation in the case of a restatement or actions causing reputational damage
▪ Frequently conduct stockholder outreach to capture stockholder views on a variety of corporate practices, including on executive compensation
▪ Engage an independent executive pay consultant who reports solely to the compensation committee
▪ Prohibit tax gross-ups
▪ Prohibit executive and director hedging activities
▪ Do not provide any perquisites to our executives

Part 3. Our Culture
3.1 Who We Are
We are about helping pets, which is why we choose to work at Trupanion. Our mission is what connects us regardless of our different backgrounds, and our shared passion drives everything we do. This includes our aspiration for greatness, our welcoming of change and innovation, our wish to have fun and not take ourselves too seriously, and our trust in each other. We value diversity and each person's individuality.
We are especially proud of our track record of promoting from within and the opportunities we have created for team members to grow. In 2020, 120 team members advanced their careers by moving into new roles internally.
Part 4. Governance of Executive Compensation
4.1 Role of the Compensation Committee
The compensation committee is responsible for administering our executive compensation program, among other responsibilities, as provided for in its charter. The compensation committee meets at least four times a year. The compensation committee oversees the following items:
•Compensation philosophy and strategies to confirm that they are aligned with our corporate objectives, stockholder interests, desired behaviors and Company culture;
•Alignment of executive pay to performance, including salary, bonuses and equity grants for our Chief Executive Officer and named executive officers;
•Compensation elements and mix;
•Peer group and surveys used to gather market data;
•Design of named executive officers' short-term incentive awards and long-term incentive awards;
•Our calculation of our intrinsic value per share growth, its calibration to aggregate equity pool size for long-term incentive grants, and the allocation of that equity pool to our named executive officers by individual and other employees in aggregate;
•Dilution, equity allocation, use of equity vehicles, equity plan features, and equity authorizations;
•Pay for new executive hires, promotions, and terminations;
•Pay policies, such as severance, change in control severance, ownership guidelines, and clawbacks;
•Broader interests pertaining to Company culture, the perception of our compensation mix, team member fulfillment and feedback, and other related items;
•Director compensation;
•Participation in and results of our stockholder engagement processes;
•Regulatory and governance developments; and
•CD&A disclosure for our annual proxy, and other disclosures related to compensation, as needed.

With respect to the compensation of our Chief Executive Officer and his direct reports, including our other named executive officers, the compensation committee reviews and approves salary adjustments; short-term incentive awards; equity awards; aggregate compensation; levels of individual performance; and form of equity awards. As noted in more detail below in section 5.2, the compensation committee determines compensation to our Chief Executive Officer in compensation committee meetings during an executive session without the Chief Executive Officer present. The compensation committee considers the Chief Executive Officer recommendations, but makes independent decisions on determining the compensation of all named executive officers.
4.2 Role of Management
The compensation committee works closely with the Company’s Executive Vice President of People and Legal, who provides information and analysis to assist the compensation committee with compensation decisions. In addition, the Chief Executive Officer reviews the performance of his direct reports and provides recommendations regarding their compensation to the compensation committee for its consideration.
Additionally, the Chief Executive Officer and Executive Vice President of People and Legal annually review succession planning with the compensation committee, and then with the broader Board of Directors, given its critical importance to the Company’s success.

4.3 Role of Consultant
In 2020, the compensation committee again engaged Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. During the year, Meridian advised the compensation committee on various executive pay issues, as solely directed by the compensation committee. Meridian reports directly to the compensation committee of the Board of Directors.
Pursuant to SEC rules, the compensation committee has assessed the independence of Meridian and concluded Meridian is independent and does not have any conflict of interest with the Company, its directors or its executive officers.
4.4 Peer Group
The compensation committee's practice has been to identify a comparator group of companies to assist in evaluating the competitiveness of its compensation levels, policies, programs, and dilution. In addition, the compensation committee consults survey data from time to time for a broad evaluation of the market pay levels for executive positions. Market data does not determine or dictate pay levels. We use this information primarily as a reference point for evaluating our executive compensation levels relative to our performance.
Because the Company has few direct public competitors in the pet insurance industry, the compensation committee screens for companies that share certain business characteristics with Trupanion, including:
•Traded on major U.S. securities exchanges
•U.S. based
•Categorized in one of the following industries:
◦Animal Health
◦Diversified Consumer Services
◦Life and Health Insurance
◦Internet Service and Infrastructure
◦Healthcare Providers and Services
•Revenue under $1 billion
•3-year compound annual revenue growth of mid-teens or higher
•Certain business model characteristics, including:
◦Recurring revenue model (subscription-based company);
◦Business-to-consumer focus; and
◦Strategically-relevant companies with a pet focus.

Based on these criteria the compensation committee identified 11 primary peer companies and four reference peer companies for informing compensation decisions. The compensation committee considered information gathered from the peer groups below and the broader market when evaluating the Company's compensation programs.
These companies included:
Primary Peer Group Used for Pay Analysis for 2020

Company (1)	Industry
Alarm.com	Consumer Software Services
ANGI Homeservices	Consumer Services
Care.com (2)	Consumer Services
EverQuote (3)	Life and Health Insurance
Freshpet	Animal Health
Frontdoor	Consumer Services
HealthEquity	Healthcare Services
Medifast	Consumer Health Products
PetIQ	Health Care Provider and Services
Petmed Express	Animal Health
Teladoc Health	Health Care Services

(1) For 2021, the compensation committee also considered information gathered from Lemonade.
(2) Care.com was acquired by IAC in February 2020 and is no longer publicly traded. Care.com will not be part of the peer group for 2021.
(3) EverQuote will not be part of the peer group for 2021 because the compensation committee determined that its business model is not aligned with Trupanion’s business model.

Reference Peer Group Used for Pay Analysis for 2020 Pay

Company (1)	Industry
Central Garden & Pet	Animal Health
Heska Corp.	Animal Health
IDEXX Laboratories	Animal Health Care Equipment
Zillow Group	Consumer Real Estate Services
(1) For 2021, the compensation committee also considered information gathered from Chewy.

Part 5. Components of Executive Compensation
5.1 Key Elements of Compensation
Summary of All Key Compensation Elements:
The table below describes our pay components and the purpose of each:

Element	Form	Description	Purpose
Base Salary	Cash	Fixed cash compensation determined by value of contribution and desired pay mix of each position, and informed by market data.	Provide baseline level of fixed compensation.
Short-Term Incentive Awards	Cash or equity, at the election of the participant	Variable compensation based on achievement of corporate and individual quarterly or monthly performance goals that include strategic and financial goals. In 2020, for all named executive officers, awards were scored quarterly and paid annually, subject to the compensation committee’s approval.	Focus named executive officers on the achievement of individual quarterly strategic and financial goals and reinforce value connection by role.
		All participants in the plan may elect to take their cash awards in the form of equity with a 20% premium to cash amount and subject to a 2-year lock-up.	Enhance ownership mindset of the team with the option to forgo cash for equity.
Awards to our Chief Executive Officer are based solely on Company performance goals, whereas awards to other named executive officers are based on a 50/50 mix of Company and individual performance goals.
Long-Term Incentive Awards	RSUs or Stock Options (determined annually)	Aggregate amount of long-term incentive awards to be granted is based on the growth of our calculation of our intrinsic value per share - the higher the growth of our intrinsic value per share, the larger the amount of equity we make available for grant in aggregate to all employees and directors.	Promote stock ownership.
		Stock options and restricted stock units vest over four years, subject to the holders’ continued service with the Company, with standard vesting for stock options vesting as to 1/4th on the one year anniversary and then 1/48th monthly thereafter, and restricted stock units vesting as to 1/4th on the one year anniversary and then 1/16th quarterly thereafter, subject to the recipient being a service provider through each vesting date for the equity award).	Align executives directly with stockholder interests.
Reward the long-term growth of intrinsic value.
Enhance long-term perspective and support retention of named executive officers.
Other Compensation	401(k) Plan	Broad based retirement plan sponsored by Trupanion and offered to all employees.	Support long term financial planning.
General Benefits	Healthcare, Life and Disability Insurance, Daycare, Pet-related Benefits, Public Transit Pass, and Sabbatical	All employees have the opportunity to receive paid healthcare, including life and disability insurance for themselves, and coverage for their pet on a Trupanion policy. Employees located at our Seattle headquarters receive paid daycare for infants through Pre-K (subject to space availability), and professional dog walker services for all furry office mates and a prepaid public transit pass. Every 5 years, employees receive a 5-week paid sabbatical.	Overall competitive benefits package that is offered to employees to foster a fulfilling, enjoyable, and productive work environment.

5.2 Detailed Description of Each Element of Compensation and Determination of
Compensation for the 2020 Performance Year
A detailed description of each pay program and our pay analysis and rationale for performance year 2020 are described below:
Base Salary: The compensation committee considers executive salary levels annually, but does not automatically adjust salaries on an annual or other scheduled basis. Rather, salaries are increased as appropriate, rather than at any set time during the year based on changes in an executive's role, an executive's impact, or the market.
In early 2020, the compensation committee reviewed executive base salaries in the context of total compensation and corporate and individual performance, and determined that the following increases to base salaries were appropriate.

Name	Title (1)	2020 Base Salary	2019 Base Salary	Percent Increase
Darryl Rawlings	Chief Executive Officer	$300,000	$300,000	—%
Tricia Plouf	Co-President and Chief Financial Officer	$300,000	$240,000	25%
Margi Tooth	Co-President	$300,000	$240,000	25%
Asher Bearman	Executive Vice President, Business Development	$300,000	$240,000	25%
Gavin Friedman	Executive Vice President, People and Legal, and Corporate Secretary	$300,000	$200,000	50%
(1) Reflects current titles as of the date of this Proxy Statement.
Effective as of January 1, 2020, the compensation committee increased the base salaries for Mr. Bearman, Mr. Friedman, Ms. Plouf, and Ms. Tooth to $300,000 based on the committee's assessment of an appropriate base salary in light of Trupanion's overall compensation structure and peer benchmarking.
Short-Term Incentive Awards: We offer short-term incentive awards to our named executive officers and other employees. The intent of the short-term incentive awards is to reward each individual’s contribution based on the achievement of the Company’s corporate objectives and individual goals. In 2020, the corporate objectives and individual goals were established at the beginning of each quarter and scored at the end of each quarter. The measures for the individual goals were determined by our Chief Executive Officer in consultation with our executive team and subject to oversight by our compensation committee. Individual goals typically tie to specific Company initiatives that vary based on the role of the named executive officer but are generally aligned to indicators of growth in our calculation of intrinsic value, such as the number of active hospitals and number of enrolled pets. The achievement scores for corporate objectives are approved by the compensation committee quarterly and the quarterly individual achievement scores for named executive officers were approved annually. These short-term incentive awards are paid annually to our named executive officers in the following fiscal year, whereas short-term incentive awards for other employees were paid quarterly or monthly. The CEO is weighted 100% to corporate performance and the other named executive officers are weighted 50% to corporate and 50% to individual performance. Starting in 2021, we began establishing the corporate objectives and individual goals at the beginning of each month and scoring them at the end of each month, as opposed to quarterly.

The mechanism for determining the annual incentive payouts for our named executive officers for performance year 2020 is shown below:
Once the weighted achievement scores and annual incentive payout amounts are determined, they are reviewed and approved by the compensation committee.
All team members, including named executive officers, can elect to accept each short-term incentive award payout in cash or equity. Team members who elect equity instead of cash receive a 20% premium to the cash value, subject to a two-year holding restriction.
The Chief Executive Officer assigned a percentage correlated to the level of progress toward the individual and corporate goals, which he recommended to the compensation committee for consideration. As a result of this process, the compensation committee approved the percentage payout against the target for each named executive officer. The goals for each named executive officer were intentionally set with a high degree of difficulty and are not designed to be indicative of overall performance.
Target awards and corporate and individual performance by individual are shown below. For performance year 2020, all current named executive officers have the same salary and a bonus target equal to 20% of their base salary.

				Achievement to Target Goal for:
				Q1		Q2		Q3		Q4
Name	2020 Base Salary	Bonus Target of Salary %	Bonus Split (Corporate/ Individual)	Corporate	Individual	Corporate	Individual	Corporate	Individual	Corporate	Individual	Target Bonus Amount	Actual Bonus Paid
Darryl Rawlings	$300,000	20%	100/0	34%	N/A	101%	N/A	74%	N/A	47%	N/A	$60,000	$38,400
Tricia Plouf	$300,000	20%	50/50	34%	58%	101%	80%	74%	79%	47%	70%	$60,000	$40,688
Margaret Tooth	$300,000	20%	50/50	34%	63%	101%	125%	74%	83%	47%	120%	$60,000	$48,473
Asher Bearman	$300,000	20%	50/50	34%	55%	101%	62%	74%	69%	47%	74%	$60,000	$38,681
Gavin Friedman	$300,000	20%	50/50	34%	60%	101%	75%	74%	70%	47%	63%	$60,000	$39,285
Included among the factors the compensation committee evaluated when determining each executive officer's individual performance were:

Executive	2020 Performance and Results
Tricia Plouf	Achievement of financial margin targets as well as improvements in member experience.
Margaret Tooth	Internal rate of return related to acquisition spend, increase in number of enrolled pets and retention performance resulting in significant increase in net pet growth and subsequent revenue growth.
Asher Bearman
Improvements to competitive position, advancement of strategic partnerships, and completion of initial phases of key long term business initiatives, each expected to result in increases to intrinsic value.

Gavin Friedman
Positioning the Company to take advantage of new opportunities, including setting up new underwriting entities, progress towards regulatory and legislative initiatives, development and implementation of talent assessment program, and progress towards diversity, equity and inclusion goals.

Long-Term Incentive Awards: We grant long-term incentive awards under our 2014 Equity Incentive Plan (2014 Plan). Our long-term incentive awards deliver equity-based awards to executives and other employees who contribute to the long-term success of the Company. We determine the aggregate amount of long-term incentive awards to be granted based on our estimates of the growth of our intrinsic value per share. The higher the growth of our intrinsic value per share, the larger the amount of equity we make available for grant in aggregate to all employees and non-employee directors.
Beginning with performance awards granted in 2020 for performance year 2019, the compensation committee, in consultation with management, modified our calculation of intrinsic value per share growth to better reflect our value drivers. In addition, the compensation committee, in consultation with management, determined it would be appropriate to measure two-year CAGR in intrinsic value per share rather than a single calendar year to better reflect long-term sustainable performance.
As in prior years, our compensation decisions are filtered through our model using inputs that are: (1) grounded by history, (2) validated with a common sense metric, and/or (3) supported by sensitivity analysis approved by the Board of Directors. As such, our intrinsic value growth per share in connection with compensation decisions are intended to be consistent with the following principles:
•Give credit for proven performance, based on historical three-year average trends, as well as the CAGR of resulting intrinsic value per share changes, rather than performance we hope to achieve in the future.
•Incorporate controllable factors, like advertising spending, but not give credit for or penalize participants for certain other factors that a participant is less likely to be able to influence, like changes in interest rates, without compensation committee approval.
•Allow for period-over-period comparisons not susceptible to manipulation by management. We generally base our inputs on the most recent three-year actual performance trend and prefer to avoid changing inputs such as the weighted average cost of capital when making compensation decisions.
•Subject the calculation, including assumptions, to the scrutiny of the compensation committee, which may adjust the calculation and/or our awards if it determines that the equity pool and/or resulting grants are inappropriate or inconsistent with the long-term interests of stockholders.

Ultimately, the compensation committee of the Board of Directors retains the discretion to modify the model by which we calculate intrinsic value for compensation purposes, as it deems appropriate.
We provide no long-term incentive awards to named executive officers if we calculate such intrinsic value growth as 10% or lower. For each increment of our calculation of intrinsic value per share growth above 10%, the percentage of the incremental value is allocated between all employees and stockholders according to the following schedule:

Calculated 2-year CAGR in Intrinsic Value Per Share	% of Value Creation Going to Employees (Assume RSUs)	Increase to Our Calculation of Intrinsic Value Per Share (Assume RSUs)
1 - 10%	0	1 - 10%
11%	0.3%	10.7%
20%	1.0%	19.0%
30%	2.5%	27.5%
35%	3.0%	32.0%
(Progression between identified points is not linear due to the degree of difficulty in achieving greater increases to our calculation of intrinsic value per share. In the event our calculation of intrinsic value shows growth in excess of 35%, our compensation committee will determine the amount of equity we make available to grant in aggregate to all employees and non-employee directors.)

The award of long-term incentive grants is contingent upon our intrinsic value per share growth being higher than 10%. Once we have determined the aggregate number of shares available for long-term incentive awards, we first deduct all the shares already granted in the performance year for new hires, spot bonus grants, grants made in connection with promotions, and non-employee director grants. The compensation committee then allocates the number of long-term incentive awards to individuals in the company. All employees are eligible for long-term incentive grants, including named executive officers, based on their contributions during the year to the intrinsic value/share growth results. In doing so, the compensation committee takes the Chief Executive Officer's recommendations into account.
Annually, the compensation committee determines whether shares or the equivalent value of such shares will be granted in the form of restricted stock units or stock options. The selection of equity type granted is based on a number of considerations, including the Company’s stock price, retention needs, and other factors deemed relevant by the compensation committee.
All long-term incentive awards granted to employees, including our named executive officers, vest over four years. All stock options granted expire ten years from the date of grant.
Below is a depiction of how we reward intrinsic value growth using long-term incentive awards:

2-year compound annual growth rate (CAGR) in intrinsic value/share used to determine available equity pool for grant		
2-year CAGR in intrinsic value/share	% of value going to stockholders (assuming RSU grants)	% of value going to employees (assuming RSU grants)
1-10%	1-10%	0%
11%	10.7%	0.3%
20%	19.0%	1.0%
30%	27.5%	2.5%
35%	32.0%	3.0%

Aggregate number of shares available
Less the number of new hire, spot bonus, promotional and non-employee director grants made in the Performance Year
Allocation of remaining shares to named executive officers and other individuals based on their contribution to intrinsic value growth
Decision by compensation committee to grant RSUs or stock options (number adjusted for economic value)

2-year CAGR in Intrinsic Value of 10% is a gateway to establishing annual pool of shares that may be awarded
Allocation of the pool is based on Individual contributions to value
Awards granted vest over 4 years

Equity Allocations in 2021 for the 2020 Performance Year: For the 2020 performance year, the compensation committee estimated that the two-year CAGR of our intrinsic value per share was 31.4%, which the compensation committee considered to be excellent performance. This performance resulted in an aggregate equity pool of 850,608 shares from a 2.6% growth in intrinsic value allocated to our service providers and our Board of Directors. From the pool of 850,608 shares available, deductions were made for new hire grants, spot bonus grants, promotional grants and non-employee director grants already made in performance year 2020. Deductions from the pool were also made for the bonus grants issued in 2021, described below under "Other Equity Awards for 2020 Company Performance Issued in 2021", and for an anticipated issuance of a non-plan common stock donation to a non-profit organization. After deductions, the remaining 545,378 shares were then granted in the form of restricted stock units in 2021 for the 2020 performance year to certain employees, including named executive officers. These restricted stock units will vest over four years.

To determine the specific amounts granted to each named executive officer in 2021, the Chief Executive Officer, considering team member input, determined the value each individual contributed toward our growth in intrinsic value per share. In making this determination, the Chief Executive Officer also reviewed how each named executive officer demonstrated leadership to achieve those results and the officer's ability to impact future growth of the Company. The Executive Vice President of People and Legal collected this input and provided an overview to help the Chief Executive Officer make differentiated awards. The compensation committee considered these recommendations and assessed potential long-term incentive awards against each named executive officer's base pay and bonus levels. The Chief Executive Officer and Executive Vice President of People and Legal were not present for the decisions relating to their own long-term equity incentive awards. Following this process, the compensation committee approved the following grants to named executive officers in February 2021 based on 2020 performance:

Name	Long-Term Incentive Awards (Number of RSUs granted in 2021 for 2020 Performance)	RSU Value (1)
Darryl Rawlings	43,804	$4,617,818
Tricia Plouf	46,312	$4,882,211
Margaret Tooth	46,828	$4,936,608
Asher Bearman	32,061	$3,379,871
Gavin Friedman	32,061	$3,379,871
(1)The amounts in this column represent aggregate grant date fair value of the RSUs granted in 2021 for 2020 performance, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a summary of the assumptions we apply in calculating these amounts.

The compensation committee determined that the long-term equity grants above were reasonable in the context of the growth of our intrinsic value per share and each individual’s contribution to that growth. The table below provides an overview of 2020 performance year compensation for all named executive officers.

Name	2020 Base Salary (1)	Short-Term Incentive Award Payout Received in 2021 for 2020 Performance	Long-Term Incentive Awards (Value of RSUs Received in 2021 for 2020 Performance) (2)	Total Performance Compensation
Darryl Rawlings	$300,000	$38,400	$4,617,818	$4,956,218
Tricia Plouf	$300,000	$40,688	$4,882,211	$5,222,899
Margaret Tooth	$300,000	$48,473	$4,936,608	$5,285,081
Asher Bearman	$300,000	$38,681	$3,379,871	$3,718,552
Gavin Friedman	$300,000	$39,285	$3,379,871	$3,719,156
(1)Reflects actual base salary as approved by the Board of Directors for 2020.
(2)The amounts in this column represent aggregate grant date fair value of the RSUs granted in 2021 for 2020 performance, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a summary of the assumptions we apply in calculating these amounts.

Mr. Rawlings received $4,956,218 in total compensation from the Company for performance year 2020. Mr. Rawlings' compensation was less than would have been warranted by the Company's performance for the applicable period and Mr. Rawlings' very significant contribution to that performance as Chief Executive Officer; however, due to Mr. Rawlings' substantial ownership in the Company (approximately 4.1%), and his desire to encourage a team orientation among senior executives, the compensation committee determined, in consultation with Mr. Rawlings, that his performance compensation for performance year 2020 was appropriate.

2019 Long-Term Incentive Awards Reflected in 2020 Summary Compensation Table: The long-term incentive awards earned in 2019 and granted to named executive officers in 2020 are listed on the Summary Compensation Table (see “Executive Compensation Tables - Summary Compensation Table”). For the 2019 performance year, the compensation committee estimated that the two-year CAGR of our intrinsic value per share was 24.1%. This performance resulted in an aggregate equity pool of 479,039 shares from a 1.6% growth in intrinsic value. From the pool of 479,039 shares available, deductions were made for new hire grants, spot bonus grants, promotional grants and non-employee director grants already made in performance year 2019, and the remaining 324,901 shares were then granted in the form of restricted stock units in 2020 for the 2019 performance year to certain employees, including named executive officers. These restricted stock units will vest over four years.
To determine the specific amounts granted to each named executive officer in 2020, the Chief Executive Officer, considering team member input, determined the value each individual contributed toward our growth in intrinsic value per share. In making this determination, the Chief Executive Officer also reviewed how each named executive officer demonstrated leadership to achieve those results and the officer's ability to impact future growth of the Company. The Executive Vice President of People and Legal collected this input and provided an overview to help the Chief Executive Officer make differentiated awards. The compensation committee considered these recommendations and assessed potential long-term incentive awards against each named executive officer's base pay and bonus levels. The Chief Executive Officer and Executive Vice President of People and Legal were not present for the decisions relating to their own long-term equity incentive awards. Following this process, the compensation committee approved the following grants to named executive officers in April 2020 based on 2019 performance:

Name	Long-Term Incentive Awards (Number of RSUs granted in 2020 for 2019 Performance)	RSU Value (1)
Darryl Rawlings	33,566	$822,367
Tricia Plouf	34,741	$851,155
Margaret Tooth	34,741	$851,155
Asher Bearman	34,741	$851,155
Gavin Friedman	43,942	$1,076,579
(1)The amounts in this column represent aggregate grant date fair value of the RSUs granted in 2020 for 2019 performance, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a summary of the assumptions we apply in calculating these amounts.
Other Equity Awards for 2020 Company Performance Issued in 2021: In February 2021, the compensation committee approved two grants of RSUs to employees in connection with the achievement of certain 2020 performance goals:
•Trutopia Grants. The Company’s 2020 fourth quarter corporate goal was to offset cancellations by increasing member referrals and existing members adding pets (what we call Trutopia). Because the Company achieved certain Trutopia metrics, the compensation committee approved the grant of RSUs to each employee and certain other service providers who were providing services to the Company as of December 31, 2020. Each eligible team member received 15 RSUs that were fully vested upon date of grant.

•2020 Team Grants. In recognition of the Company's performance in 2020, the compensation committee approved the grant of equity awards in the form of RSUs to all employees and certain team members who were providing services to the Company as of December 31, 2020. Each recipient received five RSUs for every full month that they were employed by the Company or its affiliates in 2020 up to a maximum of sixty RSUs. These RSUs were fully vested upon date of grant.
The Trutopia Grants and 2020 Team Grants both have a two-year holding period requirement for employees, during which time the RSUs may not be sold.
The compensation committee approved the following Trutopia Grants and 2020 Team Grants to named executive officers in February 2021:

Name	Trutopia Grants (Number of RSUs granted in 2021 for 2020 Company Performance)	2020 Team Grants (Number of RSUs granted in 2021 for 2020 Company Performance)
Darryl Rawlings	15	60
Tricia Plouf	15	60
Margaret Tooth	15	60
Asher Bearman	15	60
Gavin Friedman	15	60

Other Compensation, General Benefits and Perquisites: We provide all employees the opportunity to receive paid healthcare for themselves as well as medical coverage for one pet on a Trupanion subscription, and paid on-site daycare for one child, infants through Pre-K and professional dog walkers for all furry office mates at our Seattle headquarters. After every five years of service, employees receive a five-week paid sabbatical. We also provide a Company-wide broad based retirement 401(k) plan. We do not provide any perquisites to our executives.
Part 6. Other Compensation Policies and Practices
6.1 Employment Agreements
No named executive officers have employment agreements.
6.2 Severance and Change-in-Control Protection
In January 2021, we adopted the Trupanion, Inc. Employee Severance and Change in Control Plan (the Plan), pursuant to which we will provide certain severance benefits to certain eligible employees of the Company. We adopted the Plan to standardize the severance paid to current and future employees and it supersedes each of the On-Going Severance Policy for CEO and Key Senior Leaders (Severance Policy) and a Change of Control Policy for Select Officers and Key Leaders (Change of Control Policy), which were adopted in 2019. We believe the new Plan creates an equitable framework for situations when an employee leaves the Company involuntarily that applies equally to all team members regardless of title. In addition, stock option and RSU agreements, including those entered into by our named executive officers, provide for certain accelerated vesting rights in the event that the acquirer does not substitute or assume the outstanding equity awards. Finally, our stock option plans, restricted stock agreements, and restricted stock unit agreements contain provisions that apply to terminations of employment. We believe that these arrangements are important competitive considerations.
Severance Policy:
Under the Plan, if an employee, including any named executive officer, is terminated without cause (defined to include willful or gross neglect of job duties, material breach of a fiduciary duty or Company policy, willful failure to comply with instructions from the Board or such person’s supervisor, engagement in dishonest or illegal or gross misconduct, and conviction of a felony), then they are entitled to the following benefits:
•a payment equal to the employee’s salary for a minimum of two weeks with an additional two weeks for each completed year of employment with the Company, up to a maximum of 26 weeks;
•for each full calendar quarter prior to the date of termination, any bonuses earned by the employee but unpaid as of the date of such termination; and
•a payment equal to one month of the medical insurance premium for the team member.

In order to receive these benefits, the employee must sign a separation agreement containing a full and unconditional release of claims.
Change in Control Policy:
If an employee, including any named executive officer, is terminated without cause in the three-month period before the occurrence of a Change in Control (the definition of "Change in Control" is set forth in footnote 7 to the "Termination of Employment and Change of Control Payments Table" below) or during the period of time beginning on the first occurrence of a Change in Control and lasting through the one-year anniversary of the occurrence of the Change in Control, then, in lieu of the severance payments set forth above, the Company will provide the employee with the following benefits:

•six months of salary;
•for each full calendar quarter prior to the date of such termination, any bonuses earned by the employee but unpaid as of the date of such termination; and
•immediate vesting of all unvested equity awards.

In order to receive these benefits, the employee must sign a separation agreement containing a full and unconditional release of claims. If any total payment determined by this policy would result in an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (Code)), then we would reduce the payment to produce a payment value that would maximize the “net after-tax amount” payable to the employee.
6.3 Share Ownership
The Company believes stock ownership aligns the interests of the named executive officers and Board of Directors with those of the Company’s stockholders.
Our named executive officers and Board of Directors are held to the following requirements:

Position	Required Ownership
Board Director	3X annual compensation value (excluding chair compensation)
Chief Executive Officer	5X annual base compensation
Executive Officer	3X annual base compensation

These ownership guidelines must be met within five years of becoming a board member or executive officer of the Company, including promotion into an executive role.
The minimum ownership may be satisfied by ownership of: (i) shares of the Company’s common stock, including shares purchased in the open market or through a company purchase plan or otherwise owned by the individual as a result of vesting of restricted stock units or performance-based stock units or exercise of options; (ii) vested restricted stock units and performance-based stock units; (iii) all deferred restricted stock units; (iv) vested restricted stock awards, (v) vested and exercisable “in-the-money” stock options (on a net exercise basis and net of taxes set at a 50% tax rate for purposes of calculating share ownership); and (vi) any other shares of the Company’s common stock owned by the executive or non-employee director. Shares or equity awards that are vested but are not settled pursuant to a pre-arranged deferral program will count toward the ownership requirement.
As of December 31, 2020 all of our named executive officers and directors who have been in their role for at least five years were in compliance with these ownership guidelines.
6.4 Risk Assessment
The compensation committee assessed the risk profile of our executive pay program and determined that it does not encourage undue risk-taking by executives. Key considerations that led to this determination were that the short-term incentive awards are capped at 150% of target, the short-term incentive award measurement categories are balanced, the long-term incentive awards are subject to a measure (i.e., our calculation of intrinsic value per share) that assesses the long-term sustainable growth and health of the Company, and all of the long-term incentive awards carry four-year vesting, which encourages executives to make decisions that are in the best long-term interests of the business.
Further, the Company requires executives to hold meaningful levels of Company stock which results in stockholder alignment and a long-term focus. We also maintain a clawback policy, as more fully described below.
6.5 Clawbacks
Our clawback policy allows the Company to recover incentive compensation that was inappropriately delivered due to an accounting restatement or team member misconduct. Incentive compensation is all variable compensation, which includes any bonus compensation, equity-based awards, or other incentive plans.

6.6 Pledging & Hedging
Our Insider Trading Policy prohibits employees from engaging in any form of hedging transactions (derivatives, equity swaps, and so forth) in the Company’s stock.
We allow pledging transactions pursuant to the Company’s Insider Trading Policy and the Company's Pledging Guidelines for Directors and Officers, because we acknowledge that personal circumstances may warrant entrance into such an arrangement in lieu of selling Company shares.

Compensation Committee Report
The compensation committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company. Based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2021 Annual Meeting of Stockholders and in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into, any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

Submitted by the Compensation Committee
Robin Ferracone, Chair
Eric Johnson
Hays Lindsley
Murray Low

Pay Ratio

For fiscal year 2020:
•the annual total compensation, calculated as described below, of our Chief Executive Officer, Darryl Rawlings, was $1,170,584; and
•the estimated median of the annual total compensation of all employees of our Company, other than Darryl Rawlings, calculated as described below was $73,822.

Based on this information, for 2020 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual compensation of all employees was 16 to 1.
To determine the median employee as of December 31, 2020, we used the total base earnings, bonuses paid, and the grant date fair value of equity granted in 2020 for all U.S. employees, full-time and part–time who were employed as of December 31, 2020. We excluded:
•independent contractors, as they are not employees;
•employees located in Canada as they represent less than 5% of our employees;
•employees on leave and furloughed, as those populations were not material; and
•approximately 44 employees located in the United Kingdom who became employees in connection with our acquisition of Aquarium Software Limited on October 30, 2020.
The 2019 annual bonus (for certain executives) and the 2019 fourth quarter bonus for eligible U.S. employees were included as they were paid out in 2020. We did not include the 2020 annual bonus (for certain executives) nor the 2020 fourth quarter bonus for eligible U.S. employees, as these were paid out in 2021.
For employees hired throughout the year, we annualized earnings based on amounts paid during the portion of 2020 in which they were employed.
With the factors noted above, we identified the median role.
We then used the total compensation set forth in the summary compensation table for Mr. Rawlings, added to it the amounts we pay on behalf of Mr. Rawlings pursuant to benefits programs that are available on a non-discriminatory basis to all our employees, including health, life and disability insurance premiums, child care at our headquarters, and enrollment of employee pets in our Trupanion medical insurance policy (Non-discriminatory Benefits) and compared that amount to the total compensation paid in 2020 for the identified role, which also included the Non-discriminatory Benefits paid out for the identified role. For the identified role, we included the 2019 fourth quarter bonus which was paid in 2020 and did not include the 2020 fourth quarter bonus which was paid in 2021. This determined the ratio set forth above.
In identifying the median employee under SEC rules, companies are permitted to use reasonable estimates, assumptions, and methodologies based on their own facts and circumstances. As a result, the disclosure regarding the compensation of our median employee may not be directly comparable to similar disclosure by other reporting companies.

Executive Compensation Tables
The following tables and accompanying narrative disclosure set forth information about the compensation provided to our named executive officers during the fiscal years specified below.
Summary Compensation Table
The following table provides information regarding all long-term incentive equity compensation awarded to our named executive officers during the 2020, 2019 and 2018 fiscal years, and all short-term incentive compensation and salary earned by our named executive officers during the 2020, 2019 and 2018 fiscal years.

Name and Principal Position	Year		Salary	Stock Awards (1)		Non-Equity Incentive Plan Compensation (2)		Total
Darryl Rawlings	2020		$300,000	$822,367		$38,400		$1,160,767
Chief Executive Officer	2019		$300,000	$720,714		$34,650		$1,055,364
	2018		$300,000	$546,531		$29,100		$875,631
Tricia Plouf	2020		$300,000	$851,155		$40,688		$1,191,843
Co-President and	2019	(3)	$210,000	$853,454		$28,340		$1,091,794
Chief Financial Officer	2018		$240,000	$546,531		$30,945		$817,476
Margaret Tooth	2020		$300,000	$851,155		$48,473		$1,199,628
Co-President	2019		$240,000	$1,137,939		$26,190		$1,404,129
	2018		$240,000	$546,531		$29,618		$816,149
Asher Bearman	2020		$300,000	$878,322	(4)	$38,681		$1,217,003
Executive Vice President,	2019		$240,000	$995,711		$—	(4)	$1,235,711
Business Development	2018		$240,000	$546,531		$28,018		$814,549
Gavin Friedman	2020		$300,000	$1,076,579		$39,285		$1,415,864
Executive Vice President,	2019	(5)	$193,333	$339,031		$45,249		$577,613
People and Legal	2018	(6)	$—	$—		$—		$—
(1)The amounts represent aggregate grant date fair value of the RSUs, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a summary of the assumptions we apply in calculating these amounts.
(2)For additional information regarding the non-equity incentive plan compensation, please refer to section 5.2 "Detailed Description of Each Element of Compensation and Determination of Compensation for 2020 performance year". This column includes amounts earned for the prior fiscal year but paid the following fiscal year.
(3)Ms. Plouf was on a leave of absence between February 20, 2019 and April 15, 2019.
(4)For the 2019 performance year, the Company issued short-term incentive awards (cash bonuses) to its team members in February 2020. In lieu of taking their full cash bonus amount, team members may elect to convert all or a portion of their cash bonus into Company equity, in the form of RSUs, with a 20% premium to cash on value and subject to a two year lock-up. Mr. Bearman's 2019 cash bonus was approved in the amount of $31,515. In February of 2020, Mr. Bearman elected to convert 100% of his cash bonus into RSUs. Such RSUs were granted in May 2020, in the amount of 1,308 shares with an aggregate grant date fair value of $27,167.
(5)On September 1, 2019, Mr. Friedman's annual base salary for 2019 increased to $200,000.
(6)Mr. Friedman became a named executive officer for the first time in 2019, and therefore his compensation in 2018 is not reported.

Grants of Plan-Based Awards
The following table sets forth information regarding the short-term incentive awards earned by our named executive officers during fiscal 2020 and the long-term incentive awards earned in 2019 and granted to our named executive officers in fiscal 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan (1)
Name	Award Type	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
Darryl Rawlings	Annual short-term incentive award (4)		$—	$60,000	$90,000
	Restricted Stock Unit	4/3/2020				33,566	$822,367
Tricia Plouf	Annual short-term incentive award (4)		$—	$60,000	$90,000
	Restricted Stock Unit	4/3/2020				34,741	$851,155
Margaret Tooth	Annual short-term incentive award (4)		$—	$60,000	$90,000
	Restricted Stock Unit	4/3/2020				34,741	$851,155
Asher Bearman	Annual short-term incentive award (4)		$—	$60,000	$90,000
	Restricted Stock Unit	4/3/2020				34,741	$851,155
	Restricted Stock Unit (5)	5/11/2020				1,308	$27,167	(6)
Gavin Friedman	Annual short-term incentive award (4)		$—	$60,000	$90,000
	Restricted Stock Unit	4/3/2020				43,942	$1,076,579
(1)The amounts represent the threshold, target and maximum amounts of cash that might have become payable to each named executive officer as a short-term incentive award. Trupanion employees (including named executive officers) may elect to take their short-term awards in the form of equity with a 20% premium to cash on value but subject to a 2-year lock-up.
(2)Reflects the long-term incentive awards received in the form of restricted stock units, which vests, except as set forth in footnote (5), as to 1/4th on the one year anniversary and then 1/16th quarterly thereafter, subject to the named executive officer being a service provider through each vesting date.
(3)The amounts represent the aggregate grant date fair value of the restricted stock units, as computed in accordance with Accounting Standards Codification Topic 718 (without regard to forfeitures). The amounts reflect accounting cost and may not correspond to the actual economic value realized by our officers. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a summary of the assumptions we apply in calculating these amounts.
(4)These rows represent possible payouts pursuant to the annual short-term incentive awards. Trupanion employees (including named executive officers) may elect to take their short-term awards in the form of equity with a 20% premium to cash on value but subject to a 2-year lock-up. Except as noted in footnote (5), no named executive officer elected to receive equity, and this row reflects information regarding short-term incentive awards received as a cash bonus, paid annually.
(5)Mr. Bearman elected to receive his short-term incentive award in the form of RSUs. Such RSUs were fully vested on the grant date but subject to a 2-year lock-up.
(6)These amounts reflect a 20% premium to Mr. Bearman's short-term incentive award pursuant to our policy regarding short-term incentive awards.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding stock options and restricted stock units held by our named executive officers as of December 31, 2020.

			Option Awards					Stock Awards
Name	Grant Date (1)		Number of Securities Underlying Options Total Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)
Darryl Rawlings	4/3/2020	(3)						33,566	$4,018,186
	2/22/2019	(4)						13,545	$1,621,472
	2/20/2018	(5)						6,098	$729,992
	5/4/2017	(6)	23,448	21,005	2,443	$17.97	5/4/2027
	8/8/2016	(13)	50,000	50,000	—	$14.95	8/8/2026
	9/23/2011	(14)	309,679	309,679	—	$1.04	9/23/2021
Tricia Plouf	4/3/2020	(3)						34,741	$4,158,845
	2/22/2019	(4)						16,040	$1,920,148
	2/20/2018	(5)						6,098	$729,992
	5/4/2017	(6)	46,895	42,010	4,885	$17.97	5/4/2027
	5/6/2016	(10)	50,000	50,000	—	$14.40	5/6/2026
	7/24/2015	(11)	10,255	10,255	—	$7.78	7/24/2025
	9/26/2014	(12)	50,000	3,500	—	$8.74	9/26/2024
Margaret Tooth	4/3/2020	(3)						34,741	$4,158,845
	2/22/2019	(4)						21,387	$2,560,238
	2/20/2018	(5)						6,098	$729,992
	5/4/2017	(6)	23,448	21,005	2,443	$17.97	5/4/2027
	12/21/2015	(15)	40,000	40,000	—	$8.93	12/21/2025
	7/24/2015	(11)	19,200	200	—	$7.78	7/24/2025
	11/7/2014	(16)	10,000	7,500	—	$6.54	11/7/2024
Asher Bearman	4/3/2020	(3)						34,741	$4,158,845
	2/22/2019	(4)						18,714	$2,240,253
	2/20/2018	(5)						6,098	$729,992
	5/4/2017	(6)	35,171	733	3,664	$17.97	5/4/2027
	8/2/2013	(7)	150,000	67,162	—	$4.77	8/2/2023
Gavin Friedman	4/3/2020	(3)						43,942	$5,260,297
	11/12/2019	(8)						273	$32,681
	2/22/2019	(4)						6,156	$736,935
	2/20/2018	(5)						1,563	$187,107
	5/4/2017	(6)	9,000	8,062	938	$17.97	5/4/2027
	9/19/2016	(9)	40,000	30,000	—	$16.32	9/19/2026
(1)All of the outstanding equity awards with a grant date before July 2014 were granted under our 2007 Equity Compensation Plan. All outstanding equity awards with a grant date during and after July 2014 were granted under our 2014 Equity Incentive Plan.

(2)Value is calculated by multiplying the number of restricted stock units or restricted stock awards that have not vested by the closing market price of our stock ($119.71) as of the close of trading on December 31, 2020 (the last trading day of the fiscal year).
(3)Restricted stock units vested as to 1/4th of the shares on February 25, 2021 and 1/16th vests each quarter thereafter.
(4)Restricted stock units vested as to 1/4th of the shares on February 25, 2020 and 1/16th vests each quarter thereafter.
(5)Restricted stock units vested as to 1/4th of the shares on February 25, 2019 and 1/16th vests each quarter thereafter.
(6)Stock option vested as to 1/4th of the shares underlying this option on May 4, 2018 and 1/48th has been vesting monthly thereafter.
(7)Stock option vested as to 1/4th of the shares underlying this option on July 15, 2014 and 1/48th vested monthly thereafter.
(8)Restricted stock units will vest as to 1/4th of the shares on November 25, 2020 and 1/16th vests each quarter thereafter.
(9)Stock option vested as to 1/4th of the shares underlying this option on September 12, 2017 and 1/48th vests monthly thereafter.
(10)Stock option vested as to 1/4th of the shares underlying this option on May 6, 2017 and 1/48th vests monthly thereafter.
(11)Stock option vested as to 1/4th of the shares underlying this option on July 24, 2016 and 1/48th vests monthly thereafter.
(12)Stock option vested as to 1/4th of the shares underlying this option on August 1, 2015 and 1/48th vests monthly thereafter.
(13)Stock option vested as to 1/4th of the shares underlying this option on August 8, 2017 and approximately 1/48th vests monthly thereafter.
(14)Stock option vested as to 1/4th of the shares underlying this option on September 23, 2012 and 1/48th vests monthly thereafter.
(15)Stock option vested as to 1/4th of the shares underlying this option on January 7, 2017 and 1/48th vests monthly thereafter.
(16)Stock option vested as to 1/4th of the shares underlying this option on September 1, 2015 and 1/48th vests monthly thereafter.

Option Exercises and Stock Vested Table
The following table provides information regarding stock options exercised, restricted stock and restricted stock units vested which were held by our named executive officers during fiscal 2020.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Darryl Rawlings	2/20/2018			4,878	$264,770
	2/22/2019			10,535	$467,965
Tricia Plouf	2/20/2018			4,878	$264,770
	2/22/2019			12,475	$554,126
	2/4/2013	6,000	$552,240
	11/7/2013	10,000	$912,900
	9/26/2014	35,600	$1,294,950
Margaret Tooth	2/20/2018			4,878	$264,770
	2/22/2019			16,633	$738,825
	11/7/2014	1,700	$37,737
	7/24/2015	19,000	$1,405,049
Asher Bearman	2/20/2018			4,878	$264,770
	2/22/2019			14,554	$646,476
	5/11/2020			1,308	$39,410
	8/2/2013	18,759	$1,735,349
	7/24/2015	19,200	$1,638,068
	7/22/2016	10,450	$838,723
	5/4/2017	30,774	$2,392,696
Gavin Friedman	2/20/2018			1,250	$67,833
	2/22/2019			4,787	$212,650
	11/12/2019			92	$8,770
	9/19/2016	6,000	$82,092

Termination of Employment and Change of Control Payments Table
The following discussion and table summarize the compensation that would have been payable to each named executive officer under the various scenarios assuming the triggering event occurred at the close of business on December 31, 2020 using a price per share of our common stock equal to the closing market price on the NASDAQ Stock Market as of that date. The payments summarized in the following table are governed by the various agreements and arrangements described in "Part 6. Other Compensation Policies and Practices" of the CD&A above.
No special payments are due if any of the named executive officers terminates his employment voluntarily or is terminated for cause. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her 401(k) Plan account. We do not accrue vacation pay for the named executive officers or other senior officers. On the same basis as we provide benefits to all of our employees, the named executive officers have life insurance and disability benefits.
The actual amounts to be paid to and the value of stock options, restricted stock, and restricted stock units held by a named executive officer upon any termination of employment can be determined only at the time of such termination, and depend on the facts and circumstances then applicable.

Name and Termination Event		Severance Payment (1)(2)	Cash Value of Equity Earned but Not Yet Issued (3)	Accelerated Restricted Stock Awards and Restricted Stock Units (4)	Accelerated Stock Options (5)	Continued Benefit Plan Coverage (6)	Total
Darryl Rawlings
Termination without Cause		$188,400	$—	$—	$—	$777	$189,177
After Change of Control, Termination without Cause	(7)	$188,400	$—	$6,369,649	$248,551	$—	$6,806,600
Tricia Plouf
Termination without Cause		$144,534	$—	$—	$—	$765	$145,299
After Change of Control, Termination without Cause	(7)	$190,688	$—	$6,808,985	$497,000	$—	$7,496,673
Margaret Tooth
Termination without Cause		$140,780	$—	$—	$—	$777	$141,557
After Change of Control, Termination without Cause	(7)	$198,473	$—	$7,449,074	$248,551	$—	$7,896,098
Asher Bearman
Termination without Cause		$130,989	$—	$—	$—	$765	$131,754
After Change of Control, Termination without Cause	(7)	$188,681	$—	$7,129,090	$372,775	$—	$7,690,546
Gavin Friedman
Termination without Cause		$96,977	$—	$—	$—	$765	$97,742
After Change of Control, Termination without Cause	(7)	$189,285	$—	$6,217,019	$95,432	$—	$6,501,736
(1)Under our Employee Severance and Change in Control Plan (our Severance Plan), in the event the executive is terminated without cause and not in connection with a change in control, the executive is entitled to a lump sum payment equal to the executive's salary for a minimum of two weeks with an additional two weeks for each completed year of employment up to a maximum of 26 weeks, plus his or her earned but unpaid bonuses. Under our Severance Plan, in the event the executive is terminated without cause within three months prior or 12 months following a change of control, the executive is entitled to a payment equal to six months of the greater of (i) the executive's salary and (ii) the executive's base salary in effect when the change in control first occurred plus, for each full calendar quarter prior to the date of termination, any bonuses earned by the executive but unpaid as of the date of termination.
(2)The amounts shown in this column are the salary and bonus cash severance amounts due under our Severance Plan for a termination without cause and are based on 2020 short-term incentive awards.
(3)The amounts represent the value of the RSU long-term incentive awards for 2020 performance, which were granted in February 2021. The value is based upon a price of $119.71 per share, which was the closing market price of our common stock as reported by the NASDAQ Stock Market on December 31, 2020.
(4)All unvested restricted stock awards and restricted stock units vest in full if the named executive officer is terminated without cause three months prior to or 12 months following a change in control. The amounts shown in this column reflect the value of the named executive officer’s unvested restricted stock awards and/or restricted stock units with vesting accelerated in full as of December 31, 2020. The value of the unvested restricted stock awards and/or restricted stock units held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $119.71 per share to determine market value, which was the closing market price of our common stock as reported by the NASDAQ Stock Market on December 31, 2020, the last trading day of the year.
(5)All unvested options vest in full if the named executive officer is terminated without cause three months prior to or 12 months following a change in control. The amounts shown in this column reflect the value of the named executive officer’s unvested stock options with vesting accelerated in full as of December 31, 2020. We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the named executive officer would be required to pay upon exercise of those stock options. We used a price of $119.71 per share to determine market value, which was the closing market price of our common stock as reported by the NASDAQ Stock Market on December 31, 2020, the last trading day of the year.
(6)The amounts shown in this column reflect the one-month cost of group medical, dental and vision insurance benefits based on the monthly cost for the applicable coverage level.
(7)A change of control is defined as the occurrence of any of the following events: (a) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Trupanion representing more than 50% of the total voting power represented by Trupanion's then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than 50% of the total voting power of the securities of Trupanion will not be considered a Change in Control; (b) the consummation of the sale or disposition by Trupanion of all or substantially all of Trupanion's assets; (c) the consummation of a merger or consolidation of Trupanion with any other corporation, other than a merger or consolidation which would result in the voting securities of Trupanion outstanding immediately prior thereto continuing to represent ( either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of Trupanion or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Internal Revenue Code wherein the stockholders of Trupanion give up all of their equity interest in Trupanion (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of Trupanion); or (e) a change in the effective control of Trupanion that occurs on the date that a majority of members of the Board is replaced during any 12 month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of Trupanion, the acquisition of additional control of Trupanion by the same Person will not be considered a Change in Control. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Trupanion.

Narrative Discussion to Termination of Employment and Change of Control Payment Table:
Please see the above discussion regarding our Severance Policy and Change of Control Policy under the CD&A in "6.2 Severance and Change-in-Control Protection". In addition, our equity incentive plans generally provide that upon termination of employment, other than for Cause, death, or permanent and total disability, outstanding stock options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause, as defined in the applicable equity incentive plan, the participant has no right to exercise such option on or after the effective date of such termination.
Under our equity incentive plans, if a change in control occurs and the outstanding equity is not substituted or assumed by the successor entity, then such equity would vest in full and each participant would have the opportunity to exercise his or her equity in full, including any portion not then vested. We believe that acceleration of vesting of options, restricted stock awards, and restricted stock units is appropriate when the stock option, restricted stock award, or restricted stock unit are not continued or assumed by the successor company, as the recipient has not received the full contemplated benefit of the equity award due to circumstances beyond the recipient’s control.
Our option agreements generally provide that if the holder’s employment is terminated due to death or disability, no additional vesting shall occur and the participant has 12 months to exercise the option or, if earlier, until the option expires.
Our restricted stock unit agreements generally provide that upon a termination of service for any reason, all unvested restricted stock units will be forfeited and all rights of participation in such restricted stock units will immediately terminate.

Equity Compensation Plan Information
The following table presents information as of December 31, 2020 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,241,995	$9.9304	(1)	2,398,525	(2)
Equity compensation plans not approved by security holders	—	—		—
Total	2,241,995	—		2,398,525
(1)The weighted average exercise price relates solely to outstanding stock option shares since shares of restricted stock units have no exercise price.
(2)Includes 2,398,525 shares of common stock that remain available for issuance under our 2014 Plan. Additionally, our 2014 Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each four calendar years during the term of the 2014 Plan by the lesser of 4% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board of Directors. The Board of Directors has waived the automatic increase each year since 2017.
2007 Equity Compensation Plan
Our Board of Directors and stockholders adopted our 2007 Equity Compensation Plan (2007 Plan) in December 2008. The 2007 Plan provided for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonstatutory stock options, as well as for the issuance of shares of restricted stock and stock bonuses and the award of restricted stock units. The maximum permitted term of options granted under our 2007 Plan is ten years, except that the maximum permitted term of incentive stock options granted to stockholders who, at the time of grant, owned stock representing more than 10% of the voting power of all classes of our stock, is five years. In the event of our merger or consolidation, the 2007 Plan provides that, unless the applicable award agreement provides otherwise, if awards are not assumed or substituted in connection with the merger or consolidation, then the vesting and exercisability of such awards will accelerate in full, followed by termination of any unexercised awards. We ceased issuing awards under the 2007 Plan upon the implementation of our 2014 Equity Incentive Plan. As a result, the 2007 Plan terminated and we no longer grant options under the 2007 Plan. However, outstanding awards granted under the 2007 Plan will continue to be governed by the terms of the 2007 Plan. Options and restricted stock granted under the 2007 Plan have similar terms to those described below with respect to such awards under our 2014 Plan.
2014 Equity Incentive Plan
Our Board of Directors and stockholders adopted our 2014 Plan in June 2014, it became effective July 17, 2014 and serves as the successor to our 2007 Plan. We initially reserved 2,000,000 shares of our common stock to be issued under our 2014 Plan. Under the 2014 Plan, the number of shares reserved for issuance is and will continue to automatically increase on January 1 for each of the calendar years 2016 through 2024, by the number of shares equal to 4% of the total outstanding shares of our common stock as of the immediately preceding December 31 of such year; provided, however, that our Board of Directors may reduce the amount of the increase in any particular year. Since 2017, our Board of Directors declined the automatic increase that would have occurred on January 1 of each year. In addition to the foregoing, the following shares are available for grant and issuance under our 2014 Plan:
•shares subject to options or stock appreciation rights (SARs) granted under our 2014 Plan that ceased to be subject to the option or SAR for any reason other than exercise of the option or SAR;
•shares subject to awards granted under our 2014 Plan that were subsequently forfeited or repurchased by us at the original issue price;
•shares subject to awards granted under our 2014 Plan that otherwise terminated without shares being issued;
•shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);
•shares reserved but not issued or subject to outstanding awards under our 2007 Plan on July 17, 2014;

•shares issuable upon the exercise of options or subject to other awards under our 2007 Plan prior to July 17, 2014 that ceased to be subject to such options or other awards by forfeiture or otherwise after July 17, 2014;
•shares issued under our 2007 Plan that were forfeited or repurchased by us after July 17, 2014; and
•shares subject to awards under our 2007 Plan that were used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.
Our 2014 Plan authorizes the award of stock options, restricted stock awards (RSAs), SARs, RSUs, performance awards and stock bonuses. No person will be eligible to receive more than 1,000,000 shares in any calendar year under our 2014 Plan other than a new employee, who will be eligible to receive no more than 2,000,000 shares under the 2014 Plan in the calendar year in which the employee commences employment. Additionally, no participant may be granted in a calendar year a performance cash award having a maximum value in excess of $5.0 million under our 2014 Plan. Such limitations were designed to help ensure that compensation was eligible for exceptions to the $1.0 million limitation on income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.
The Tax Cuts and Jobs Act of 2017, effective January 1, 2018 (2017 Tax Act), removed the performance-based compensation exception to Section 162(m) of the Code, except as to outstanding awards that are grandfathered. The 2017 Tax Act also extended the Section 162(m) limit on tax deductibility of compensation to our Chief Financial Officer beginning in 2018.
Our 2014 Plan is administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our Board of Directors acting in place of our compensation committee. Our compensation committee has the authority to construe and interpret our 2014 Plan, grant awards and make all other determinations necessary or advisable for the administration of our 2014 Plan.
Our 2014 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the employees, directors, consultants, independent contractors and advisors are natural persons that render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.
In general, options granted to employees under our 2014 Plan vest over a four-year period, with 1/4th of the total shares issuable on exercise of the options vesting on the one year anniversary of the vesting commencement date and 1/48th of the total shares issuable on exercise of the options vesting each month thereafter, subject to the employee’s continued service to us. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2014 Plan is ten years, except that the maximum permitted term of incentive stock options granted to stockholders who, at the time of grant, own stock representing more than 10% of the voting power of all classes of our stock, is five years.
An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA would be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting would cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
SARs provide for a payment, or payments, in cash or shares of our common stock, to the holder based on the difference between the fair market value of our common stock on the date of exercise and the stated exercise price, up to a maximum amount of cash or number of shares. SARs may vest based on time or the achievement of performance conditions.
RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve the performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we would deliver to the holder of the RSU whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.
In general, RSUs granted to employees under our 2014 Plan vest over a four-year period, with 1/4th of the award settling on the one year anniversary of the vesting commencement date and the remainder settling in equal quarterly installments.

Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuing the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.
Stock bonuses may be granted as additional compensation for service or performance and, therefore, may not be issued in exchange for cash.
Subject to the terms of our 2014 Plan, the administrator has the authority to re-price any outstanding option or SAR, cancel and re-grant any outstanding option or SAR in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a re-pricing under generally accepted accounting principles, with the consent of any adversely affected participant.
In the event there is a specified type of change in our capital structure without receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our 2014 Plan, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under our 2014 Plan.
Awards granted under our 2014 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2014 Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or disability, or such shorter or longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.
If we are party to a merger or consolidation, outstanding awards, including any vesting provisions, may be assumed, substituted or replaced by the successor company. Outstanding awards that are not assumed, substituted or replaced should accelerate in full and expire upon the merger or consolidation.
Our 2014 Plan will terminate ten years from the date our Board of Directors approved the plan, or July 16, 2024, unless it is terminated earlier by our Board of Directors. Our Board of Directors may amend or terminate our 2014 Plan at any time. If our Board of Directors amends our 2014 Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 9, 2021, by:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our directors or director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Percentage ownership of our common stock is based on 40,056,254 shares of our common stock outstanding on April 9, 2021. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of April 9, 2021 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108.

Name of Beneficial Owner		Number of Shares Beneficially Owned (#)	Percentage (%)
Greater than 5% Stockholders:
BlackRock, Inc.	(1)	5,133,036	12.81%
Aflac Incorporated	(2)	3,636,364	9.08%
The Vanguard Group	(3)	2,701,383	6.74%
Wellington Management Group LLP	(4)	2,103,586	5.25%
Directors and Named Executive Officers:
Darryl Rawlings	(5)	1,636,434	4.08%
Howard Rubin	(6)	234,238	*
Murray Low	(7)	177,366	*
Tricia Plouf	(8)	145,058	*
Robin Ferracone	(9)	113,524	*
Dan Levitan	(10)	102,944	*
Margaret Tooth	(11)	93,418	*
Asher Bearman	(12)	78,072	*
H. Hays Lindsley	(13)	63,699	*
Michael Doak	(14)	36,790	*
Gavin Friedman	(15)	23,706	*
Jacqueline Davidson	(16)	8,909	*
Eric Johnson		574	*

All Officers and Directors as a Group	(17)	2,714,732	6.77%
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.
(1)     Based solely on the Schedule 13G/A filed by BlackRock, Inc. on January 26, 2021. Consists of 5,027,448 shares over which BlackRock, Inc. has sole voting power and 5,133,036 shares over which BlackRock, Inc. has sole dispositive power. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2) Based solely on the Schedule 13G filed by Aflac Incorporated on November 20, 2020. Consists of 3,636,364 shares over which Aflac Incorporated has sole voting power and sole dispositive power. The principal business address of Aflac Incorporated is 1932 Wynnton Road, Columbus, GA 31999.
(3) Based solely on the Schedule 13G filed by The Vanguard Group on February 10, 2021. Consists of 70,388 shares over which The Vanguard Group has shared voting power, 2,607,248 shares over which The Vanguard Group has sole dispositive power, and 94,135 shares over which The Vanguard Group has shared dispositive power. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4) Based solely on the Schedule 13G/A filed by Wellington Management Group LLP (WMG LLP), Wellington Group Holdings LLP (WGH LLP), Wellington Investment Advisors Holdings LLP (WIAH LLP) and Wellington Management Company LLP (WMC LLP) on February 4, 2021. Consists of: (i) 1,853,901 shares over which WMG LLP has shared voting power and 2,103,562 shares over which WMG LLP has shared dispositive power; (ii) 1,853,901 shares over which WGH LLP has shared voting power and 2,103,562 shares over which WGH LLP has shared dispositive power; (iii) 1,853,901 shares over which WIAH LLP has shared voting power and 2,103,562 shares over which WIAH LLP has shared dispositive power; and (iv) 1,730,299 shares over which WMC LLP has shared voting power and 1,907,943 shares over which WMC LLP has shared dispositive power. The principal business address of Wellington Management Group LLP is Wellington Management Group LLP, c/of Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(5) Consists of (i) 542,943 shares held by Mr. Rawlings; (ii) 1,015,222 shares held by Kuyashii Primary Equities LLC; (iii) 73,448 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021; and (iv) 4,821 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 20, 2021 held by Mr. Rawlings. Kuyashii Primary Equities LLC is a wholly owned subsidiary of Kuyashii, LLC, of which Mr. Rawlings and his spouse are sole members, and as such, Mr. Rawlings holds sole voting and investment power over these shares. Mr. Rawlings’ holdings exclude 120,481 shares held by Rawlings GST Trust dated March 1, 2012 (GST Trust). Murray Low, a member of our Board of Directors, is the trustee of the GST Trust and Rawlings GST Non-Exempt Trust FBO (Trust Beneficiaries) are the beneficiaries of the GST Trust. Mr. Rawlings’ children are beneficiaries of the Trust Beneficiaries.
(6) Consists of (i) 217,653 shares held by Mr. Rubin; and (ii) 16,585 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021 held by Mr. Rubin.
(7) Consists of (i) 9,243 shares held by Dr. Low; (ii) 121,781 shares held by Murray B. Low Revocable Trust U/A 3-9-2018, Murray B. Low, Trustee, of which Dr. Low’s children are beneficiaries; and (iii) 46,342 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021 held by Dr. Low.
(8) Consists of (i) 29,467 shares held by Ms. Plouf; (ii) 110,419 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021; and (iii) 5,172 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 20, 2021 held by Ms. Plouf.
(9) Consists of (i) 9,287 shares held by Ms. Ferracone; (ii) 39,056 shares held by Robin A. Ferracone TTEE of the Robin A. Ferracone Living Trust dtd 6/3/2002; and (iii) 65,181 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021 held by Ms. Ferracone.
(10) Consists of (i) 92,944 shares held by Mr. Levitan; and (ii) 10,000 shares held by the Levitan Family Foundation.
(11) Consists of (i) 16,504 shares held by Ms. Tooth; (ii) 71,148 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021; and (iii) 5,766 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 20, 2021 held by Ms. Tooth.
(12) Consists of (i) 68,206 shares held by Mr. Bearman; (ii) 4,397 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021; and (iii) 5,469 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 20, 2021 held by Mr. Bearman.
(13) Consists of (i) 8,859 shares held by Mr. Lindsley; (ii) 21,670 shares held by Lindsley Partners, L.P. (Lindsley Partners); and (iii) 33,170 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021 held by Mr. Lindsley. The HHL09 Trust is the sole member of Zoida LLC, which is the general partner of Lindsley Partners. Mr. Lindsley is the sole trustee of the HHL09 Trust and, as such, holds sole voting and investment power over the shares.
(14) Consists of (i) 1,120 shares held by Mr. Doak; (ii) 2,500 shares held by Griffin Highline Holdings LLC; and (iii) 33,170 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021 held by Mr. Doak. Mr. Doak is the sole member of Griffin Highline Holdings LLC, and as such, holds sole voting and investment power over these shares.
(15) Consists of (i) 941 shares held by Mr. Friedman; (ii) 19,000 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021; and (iii) 3,765 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 20, 2021 held by Mr. Friedman.
(16) Consists of 8,909 shares held by Ms. Davidson, of which 1,000 are shares held in the name Jacqueline L Davidson & Stewart P Davidson.
(17) Consists of (i) 2,216,879 shares held by our directors and executive officers as a group; (ii) 472,860 shares underlying options to purchase common stock that are exercisable within 60 days of April 20, 2021; and (iii) 24,993 shares issuable upon settlement of restricted stock units that will vest within 60 days of April 20, 2021, held by our directors and executive officers as a group.

Certain Relationships and Related Party Transactions

Other than as disclosed below, from January 1, 2020 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our common stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under the sections titled “Non-Employee Director Compensation — 2020 Non-Employee Director Compensation Table” and “Executive Compensation Tables — Summary Compensation Table”.
Consulting Arrangements
David Rawlings, the father of our Chief Executive Officer, has provided services to us as an independent contractor through his role as one of our Territory Partners. For the year ended December 31, 2020, we paid David Rawlings approximately $17,416 in fees for his services as a Territory Partner and in substantially the same manner as we compensate other Territory Partners. David Rawlings also sold certain territories to other Territory Partners, including his son David Rawlings, Jr., pursuant to Assignment and Assumption Agreements that require us to continue to pay David Rawlings a portion of the proceeds payable with respect to those territories. For the year ended December 31, 2020, we paid an aggregate amount of approximately $189,443 to David Rawlings on behalf of certain Territory Partners pursuant to the Assignment and Assumption Agreements.

David Rawlings, Jr., the brother of our Chief Executive Officer, has provided services to us as an independent contractor through his role as one of our Territory Partners. For the year ended December 31, 2020, we paid David Rawlings, Jr., approximately $151,300 in fees for his services as a Territory Partner (excluding amounts paid to his father pursuant to their Assignment and Assumption Agreement) and in the same manner as we compensate other Territory Partners.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Additional Information
Stockholder Proposals to be Presented at Next Annual Meeting
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our Bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, Washington 98108, our principal executive offices.

To be timely for our Company’s 2022 Annual Meeting of Stockholders, a stockholder’s proposal must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on March 3, 2022 and not later than the close of business on April 2, 2022. A stockholder’s proposal to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law and our Bylaws. In no event will the public announcement of an adjournment or a postponement of our annual meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2022 Annual Meeting of stockholders must be received by us not later than December 30, 2021 in order to be considered for inclusion in our proxy materials for that meeting. If the date of our 2022 Annual Meeting of stockholders is changed by more than 30 days from the anniversary date of this year’s Annual Meeting of stockholders, then the deadline to submit a proposal to be considered for inclusion in our proxy statement and form of proxy for our 2022 Annual Meeting of stockholders, shall be a reasonable time before we begin to print and mail proxy materials. If our 2022 Annual Meeting of stockholders is changed by more than 30 days from the one-year anniversary of this Annual Meeting, we will disclose the new deadline for stockholder proposals under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.
A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by applicable law (including Rule 14a-8 of the Exchange Act) and our Bylaws.
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2021, except for Michael Doak, a member of our Board of Directors, who filed one late Form 4 that related to sale of shares during an open trading window; Hays Lindsley, a member of our Board of Directors, who filed one late Form 4 that related to the sale of shares pursuant to his 10b5-1 trading plan; Darryl Rawlings, a member of our Board of Directors and our Chief Executive Officer, filed one late Form 4 related to the sale of shares pursuant to his 10b5-1 trading plan; and Margaret Tooth, our Co-President, filed one late Form 4 related to the sale of shares during an open trading window.
Available Information
We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2020, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Trupanion, Inc.
6100 4th Avenue South, Suite 200
Seattle, Washington 98108
Attn: Investor Relations

A digital copy of the annual report on Form 10-K is also available at investors.trupanion.com.

“Householding” — Stockholders Sharing the Same Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding”. Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokerage firms, banks and other nominees with account holders beneficially owning our stock will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your brokerage firms, banks or other nominees that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their brokerage firm, bank or other nominee.

Upon written or oral request, we will promptly deliver a separate copy of the annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may contact our Head of Investor Relations, Laura Bainbridge, by mail at 6100 4th Avenue South, Suite 200, Seattle, Washington 98108, Attn: Investor Relations, by phone at (206) 607-1929 or by email at InvestorRelations@trupanion.com.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their brokerage firms, banks or other nominees that are the holder of record of our stock to request information about “householding” or our Investor Relations department using the contact information in the preceding paragraph.
Other Matters
Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Information on Attending the 2021 Annual Meeting of Stockholders
Attending the Annual Meeting In-Person. The Annual Meeting will be held on Wednesday, June 16, 2021 at 9 a.m. (Pacific Time) at the Company's headquarters located at 6100 4th Avenue South, Suite 200, Seattle Washington 98108. The Company endeavors to make our annual meetings a major event that maximizes in-person engagement with stockholders, and while we still expect challenges to hold an in-person Annual Meeting in light of the continuing impact of COVID-19, we do encourage those who want to participate in-person to come to our offices. For those stockholders who do not wish to attend in-person, we are planning to allow stockholders to listen to the formal business portions of the Annual Meeting by dialing +1-877-407-0784 (Toll Free) or +1-201-689-8560 (Toll/International), although voting and tabulation of votes will be in-person (so for those attending remotely, please cast your vote online prior to the Annual Meeting). Company presentations will follow the Annual Meeting via webcast. We strongly encourage our stockholders and guests who intend to attend in-person to practice appropriate social distancing, to comply with all applicable stay-at-home or similar orders that may be in effect at the time of the Annual Meeting. Please visit investors.trupanion.com for further details on attending our Annual Meeting. Company presentations and an in‑depth question and answer session with Trupanion’s leadership team will commence after the formal business is conducted and the Annual Meeting adjourns.
Stockholder Admission and Voting In-Person at the Annual Meeting. Please bring a valid photo ID and either your Proxy Card, Voting Instruction Form or Notice of Internet Availability. To facilitate appropriate evidence of your ability to vote, please bring one or more of the forms indicated below, showing that you owned, or are legally authorized to act as proxy for someone who owned shares of our common stock on April 20, 2021.
•If you are a registered stockholder, please bring one of the following that shows your current name and address: the Proxy Card or the Notice of Internet Availability for the Annual Meeting.

•If you are a “proxy” for a registered stockholder, then you will need to obtain a valid, written “legal proxy” from the holder of record, naming you, signed by the registered stockholder. The legal proxy should include the name and address of the registered holder of record, as recorded on their Notice of Internet Availability. Please also bring either the Proxy Card or the Notice of Internet Availability (in the name of the registered stockholder).

•If you are a beneficial stockholder (that is, your shares are held in the name of a brokerage firm, bank or other nominee), then please bring either the Voting Instruction Form or Notice of Internet Availability and a written “legal proxy”, naming you, signed by the brokerage firm, bank or other nominee that holds your shares. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

•If you are a “proxy” for a beneficial stockholder, then you will need to obtain a valid, written “legal proxy” from the holder of record, naming you, signed by the beneficial stockholder’s brokerage firm, bank or other nominee. The legal proxy should include the name and address of the beneficial holder of record, as recorded on the Notice of Internet Availability. Please also bring either the Voting Instruction Form or the Notice of Internet Availability. You should contact your brokerage firm, bank or other nominee to learn how to obtain a legal proxy.

Guest Admission. Please join our guest list if you plan to attend in-person. You can RSVP online on the “News & Events – Corporate Events” section of Trupanion’s investor relations website at investors.trupanion.com or by contacting Trupanion’s Investor Relations (see “Questions” below for contact information). Please bring a valid photo ID on the day of the Annual Meeting.

Questions. If you have additional questions about attending our Annual Meeting, please contact Trupanion’s Head of Investor Relations, Laura Bainbridge, at (206) 607-1929 or InvestorRelations@trupanion.com.

trupanion™

Medical insurance for the life of your pet.

TRUPANION.COM

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D51443-P51107 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRUPANION, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Director

Nominee:	**For**	**Withhold**
1a. Jacqueline Davidson	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. To ratify the selection of Ernst & Young LLP as Trupanion, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
3. To approve, by non-binding advisory vote, the compensation of our named executive officers for the year ended December 31, 2020.	☐	☐	☐

NOTE: The person(s) named in the proxy statement have the authority to vote the shares represented by proxy on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D51444-P51107

TRUPANION, INC.
Annual Meeting of Stockholders
June 16, 2021 9:00 AM (Pacific Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gavin Friedman and Darryl Rawlings, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUPANION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 16, 2021, at Trupanion, Inc., 6100 4th Avenue South, Suite 200, Seattle, WA 98108, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side.